UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Aeva Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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555 Ellis Street
Mountain View, CA 94043
(650) 481-7070
Dear Fellow Stockholder:
On behalf of the Board of Directors and management of Aeva Technologies, Inc., I cordially invite you to attend our annual meeting of stockholders on Friday, November 18, 2022 at 10:00 a.m. (Pacific Time). The 2022 Annual Meeting will be a virtual meeting of stockholders. You will be able to attend the 2022 Annual Meeting, vote your shares electronically and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/AEVA2022.
Stockholders will be able to listen, vote, and submit questions from their home or any location with internet connectivity. To participate in the meeting, you must have the 16-digit number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. The notice of meeting and proxy statement that follow describe the business that we will consider at the meeting.
We hope that you will be able to attend the meeting via our live webcast. However, regardless of whether you attend the meeting, your vote is very important. We are pleased to offer multiple options for voting your shares. You may vote by telephone, via the internet, by mail or through our live webcast of the Annual Meeting, as described beginning on page one of the proxy statement.
Thank you for your continued support of Aeva Technologies, Inc.
Sincerely yours,

Soroush Salehian Dardashti
Chief Executive Officer

Notice of 2022 Annual Meeting of Stockholders
November 18, 2022
10:00 a.m. (Pacific Time)
www.virtualshareholdermeeting.com/AEVA2022
You can attend the Annual Meeting online through our live webcast, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/AEVA2022. You will need to have the 16-digit number included on your notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.
AGENDA:
1.
Elect the Class I director named in our Proxy Statement to hold office until the 2025 annual meeting of stockholders (the “2025 Annual Meeting”) and until their respective successors have been duly elected and qualified;

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.
Approve an amendment to our 2021 Incentive Award Plan to (i) increase the number of shares of our common stock reserved for issuance, and (ii) implement an evergreen share reserve increase pursuant to which the number of shares of our common stock reserved for issuance under the Incentive Plan will increase on an annual basis;

4.	Approve our Employee Stock Purchase Plan to provide our eligible employees an opportunity to acquire our common stock from us;
5.	Advisory (non-binding) vote to approve the compensation of our named executive officers;
6.	Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation;
7.	Transact any other business properly introduced at the Annual Meeting.
Only stockholders of record as of September 26, 2022 will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the 2022 Annual Meeting for a period of 10 days prior to the 2022 Annual Meeting by contacting our Investor Relations department at investors@aeva.ai and during the 2022 Annual Meeting at www.virtualshareholdermeeting.com/AEVA2022.
Please note that if you held common stock on September 26, 2022 in “street name” (that is, through a broker, bank or other nominee), you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee how to vote your shares. You will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.
We hope that you can attend the Annual Meeting. Regardless of whether you will attend via our live webcast, please complete and return your proxy so that your shares can be voted at the Annual Meeting in accordance with your instructions.

We are pleased to furnish proxy materials to our stockholders on the internet. We believe that this allows us to provide you with the information that you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
October 4, 2022
By Order of the Board of Directors

Soroush Salehian Dardashti
Chief Executive Officer
This Proxy Statement and accompanying proxy card are first being made available on or about October 4, 2022.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS:
Our official Notice of Annual Meeting of Stockholders, Proxy Statement and 2021 Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2021, are available electronically at https://investors.aeva.com/financials-and-filings/sec-filings/default.aspx

Summary Information for the Annual Meeting of Stockholders to be Held on November 18, 2022
This Proxy Statement (this “Proxy Statement”) and our annual report for the fiscal year ended December 31, 2021 (the “Annual Report” and, together with the Proxy Statement, the “proxy materials”) are being furnished by and on behalf of the board of directors (the “Board” or “Board of Directors”) of Aeva Technologies, Inc. in connection with our annual meeting of stockholders for the calendar year ended December 31, 2021 (the “Annual Meeting” or the “2022 Annual Meeting”). As used herein, the terms “Aeva,” the “Company,” “we,” “us,” or “our” refer Aeva Technologies, Inc. and its consolidated subsidiaries unless otherwise stated or the context otherwise requires. The Company was a special purpose acquisition company called InterPrivate Acquisition Corp. (“IPV”) prior to the closing of the merger (the “Closing”) of privately held Aeva, Inc. (“Legacy Aeva”) with and into WLLY Merger Sub Corp., a wholly-owned subsidiary of IPV, resulting in Legacy Aeva becoming a wholly-owned subsidiary of IPV on March 12, 2021 (the “Closing Date”). On the Closing Date, IPV changed its name to Aeva Technologies, Inc.
To assist you in reviewing the proposals to be voted upon at our 2022 Annual Meeting, we have summarized important information contained in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement and Annual Report on Form 10-K before voting.
Voting
Stockholders of record as of September 26, 2022 may cast their votes in any of the following ways:

Internet	Phone	Mail	Via webcast during the Annual Meeting
Visit www.proxyvote.com. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Call 1 800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.S	Visit www.virtualshareholdermeeting.com/ AEVA2022. You will need the 16-digit number included in your proxy card, voter instruction form or notice. Online access begins at 10:00 a.m. (Pacific time).
Voting Matters and Board Recommendation
Proposal	Board Vote Recommendation
Elect Class I Director (page 2)	✔	FOR each Director Nominee

Ratify the Appointment of Independent Registered Public Accounting Firm for 2022 (page 11)	✔	FOR

Approve an Amendment to our 2021 Incentive Award Plan (page 14)	✔	FOR

Approve our Employee Stock Purchase Plan (page 21)	✔	FOR

Advisory (non-binding) vote to approve the compensation of our named executive officers; (page 25)	✔	FOR

Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation; (page 26)	✔	FOR “three years”

ABOUT AEVA
Founded in 2016 by former Apple engineers Soroush Salehian Dardashti and Mina Rezk and led by a multidisciplinary team of engineers and operators experienced in the field of sensing and perception, our mission is to bring the next wave of perception technology to broad applications from automated driving to industrial automation and consumer electronics. Our products are based on our proprietary Frequency Modulated Continuous Wave (FMCW) sensing technology. Our 4D LiDAR-on-chip combines silicon photonics technology that is proven in the telecom industry with precise instant velocity measurements and long-range performance, along with our proprietary signal processing algorithms and perception software applications for commercialization.

PROPOSAL 1: ELECT CLASS I DIRECTOR
Our business and affairs are managed under the direction of our Board. As of the date of this Proxy Statement, our Board consists of five directors. On September 26, 2022, the Board increased the size of the Board to nine directors. Also on September 26, 2022, the Board appointed Erin Polek as a Class I director and Christopher Eberle as a Class III director, in each case, such Board appointment effective November 11, 2022. On September 29, 2022, the Board appointed Stephen Zadesky to serve as a Class II director, such Board appointment effective November 11, 2022. Ms. Polek was appointed as a member of the Audit Committee (effective November 11, 2022) and Mr. Eberle was appointed as a member of the Compensation Committee (effective November 11, 2022).
Our amended and restated certificate of incorporation provides that, subject to the right of holders of any series of preferred stock, our Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual meeting of stockholders. As a result, approximately one-third of our Board will be elected each year.
Ahmed Fattouh, a Class I director as of the date of this Proxy Statement, is not seeking re-election and his term will expire at the conclusion of the Annual Meeting.
Unless otherwise specified in the proxy, the shares voted pursuant thereto will be cast for Erin Polek. If, for any reason, at the time of election the nominee named should decline or be unable to accept her nomination or election, it is intended that such proxy will be voted for a substitute nominee, who would be recommended by our Board. Our Board, however, has no reason to believe that the nominee will be unable to serve as a director.
The following biographical information is furnished as to each nominee for election as a director, and each of our directors, as of October 4, 2022.
Nominee for Election to the Board of Directors for a Three-Year Term Expiring at the 2025 Annual Meeting
Erin L. Polek, 48. Erin Polek is expected to begin service as a Director of the Company on November 11, 2022. Ms. Polek has been Senior Vice President, Corporate Controller and Chief Accounting Officer of QUALCOMM Incorporated (“Qualcomm”), a global leader in the development of foundational technologies used in mobile devices and other wireless products, since December 2018. Ms. Polek’s principal responsibilities at Qualcomm include oversight of the global accounting department and external financial reporting and related compliance. She joined Qualcomm in February 2006 and has held a variety of leadership positions. Prior to joining Qualcomm, Ms. Polek was a Manager at PricewaterhouseCoopers LLP. She received a Bachelor of Science in Business Administration, with an emphasis in Accounting from San Diego State University. We believe Ms. Polek is well-qualified to serve as one of our directors based on her extensive leadership, accounting, compliance and business experience.
Members of the Board of Directors Continuing in Office for a Term Expiring at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”)
Shahin Farshchi, 43. Shahin Farshchi serves as a Director of the Company. Mr. Farshchi served as a member of Legacy Aeva’s Board of Directors from its inception in December 2016 till the Closing of the merger, and has served on our Board of Directors since its inception in March 2021. Mr. Farshchi serves as a partner at Lux Capital, a venture capital firm he joined in 2006. Mr. Farshchi currently serves on the board of directors of numerous private companies. Mr. Farshchi holds a Bachelor of Science in Electrical Engineering and Computer Science from The University of California, Berkeley, a Master of Science degree, and a Doctor of Philosophy from the University of California, Los Angeles. We believe Mr. Farshchi is well-qualified to serve on our Board of Directors due to his extensive experience in identifying, investing in and building next-generation technologies and companies.
Hrach Simonian, 39. Hrach Simonian serves as a Director of the Company. Mr. Simonian served as a member of Legacy Aeva’s Board of Directors from November 2017 till the Closing of the merger, and has served on our Board of Directors since its inception in March 2021. Mr. Simonian serves as a General Partner at Canaan Partners, an early-stage venture capital firm he joined in 2007. Mr. Simonian currently serves on the Board of Directors of numerous private companies. Mr. Simonian holds a Bachelor of Science in Electrical Engineering from The University of California, Los Angeles, a Master of Science in Electrical Engineering from the University of Michigan, Ann Arbor, and a Master of Business Administration from the Stanford Graduate School of Business. We believe Mr. Simonian is well-qualified to serve on our Board of Directors due to his extensive experience in investing and developing companies.

Stephen Zadesky, 50. Stephen Zadesky is expected to begin service as a Director of the Company on November 11, 2022. Mr. Zadesky is currently advising a number of companies in the transportation, robotics and clean technology sectors. Prior to his advising work, Mr. Zadesky served in various management roles at Apple from March 1999 till April 2019, including Vice President Product Design for iPhone and iPod engineering. Prior to joining Apple, Mr. Zadesky worked at Ford Motor Company for three years in a variety of positions. Mr. Zadesky earned a Bachelor of Science in Mechanical Engineering (BSME) from the University of California, Berkeley and a Master of Science in Mechanical Engineering (MSME) from Stanford University. We believe Mr. Zadesky is well-qualified to serve as one of our directors based on his proficiency and understanding of the transportation and technology sectors, as well as his extensive advisory and leadership experience.
Members of the Board of Directors Continuing in Office for a Term Expiring at the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”)
Soroush Salehian Dardashti, 34. Soroush Salehian Dardashti serves as the Company’s Chief Executive Offer and is a member of the Board. Mr. Salehian co-founded Aeva with Mr. Rezk in December 2016 and has served as Chief Executive Officer and on the Board of Directors since that time. From February 2012 to November 2016, Mr. Salehian worked at Apple as a Manager, Product Development where he led teams developing consumer products and sensing systems. Mr. Salehian holds a Bachelor of Science in Mechanical Engineering from Stanford University. We believe Mr. Salehian is well-qualified to serve on our Board of Directors due to his technical and operational expertise gained from serving as Chief Executive Officer and Co-Founder of Aeva and his professional and educational experience in high-technology manufacturing industries.
Mina Rezk, 37. Mina Rezk serves as the President, Chief Technology Officer, Chairman of the Board of Directors and a director of the Company. Mr. Rezk co-founded Aeva with Mr. Salehian in December 2016 and has served as Chief Technology Officer and on the Board of Directors since that time. From January 2015 to November 2016, Mr. Rezk served as Sensing Engineering Manager - Special Projects Group at Apple. Before that, Mr. Rezk served in various roles, including as Hardware Development Manager, at Nikon Metrology from February 2004 to February 2015. Mr. Rezk has over 17 years of experience developing sensor fusion systems for the automotive and aerospace industries. Mr. Rezk holds Bachelor of Science and Master of Science degrees in Electrical Engineering from George Mason University. We believe Mr. Rezk is well-qualified to serve on our Board of Directors due to his technical and manufacturing expertise gained from serving as the Chief Technology Officer of Aeva and over 17 years of experience in the technology industry.
Christopher Eberle, 42. Christopher Eberle is expected to begin service as a Director of the Company on November 11, 2022. Mr. Eberle has served as Global Head of Semiconductor and Hardware Investments at Sylebra Capital Limited (“Sylebra”), a global investment manager operating in the technology, media and telecommunications space, since July 2020. Mr. Eberle’s principal responsibilities at Sylebra include managing investments across the global semiconductor, semiconductor capital equipment, and global semiconductor supply chain. Prior to joining Sylebra, Mr. Eberle served as a senior equity research analyst at Instinet, LLC, the independent equity trading arm of Nomura Group, from August 2017 until July 2020. He served as a portfolio manager focused on the global technology space at Folger Hill Asset Management from January 2015 to August 2017. Mr. Eberle received a Bachelor of Science in Finance from Canisius College in 2003, and a Master’s of Science in Finance from DePaul University Driehaus College of Business in 2008. We believe Mr. Eberle is well-qualified to serve as Sylebra’s designee on our Board based on his business and management experience as well as his extensive experience in the technology, media and telecommunications industries.
Non-Continuing Director
Ahmed M. Fattouh. Mr. Fattouh serves as a Director of the Company. Mr. Fattouh has served as a member of Aeva’s Board of Directors since its merger with InterPrivate Acquisition Corp., where he served as Chairman and CEO from December 2019 to March 2021. Since 2017, he has been the Chief Executive Officer of InterPrivate LLC, a private equity and growth capital investment firm and serial SPAC sponsor. In 2001, Mr. Fattouh founded Landmark Value Investments, an alternative asset management firm managing various hedge fund strategies. Previously, Mr. Fattouh was a member of the private equity group at Investcorp International and the M&A Department of Morgan Stanley & Co. in New York. He has executed transactions involving industry leaders including RJR Nabisco, Mobil Corporation, Ampolex, IBM, Elf Atochem, Tivoli Systems, Eagle Industries, Amerace, Washington Energy,

Puget Power, Synergy Gas, KKR, Saks Fifth Avenue, Werner Ladder, Falcon Building Products, LVMH, Bliss, Eastern Software, and Fidelity National. Mr. Fattouh currently serves on the Board of Directors of InterPrivate II Acquisition Corp. InterPrivate III Financial Partners Inc. and InterPrivate IV InfraTech Partners Inc. Mr. Fattouh has served as a director of Columbia Medical Products, the Del Grande Dealer Group, Massmedium, Open Road Capital, InterPayments and Collective Sense. Mr. Fattouh received a Bachelor of Science in Foreign Service from Georgetown University.
Required Vote
Our bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, the nominee(s) who receive the largest number of votes are elected as director(s) up to the maximum number of directors to be elected at the meeting. This means that the nominee receiving the highest number of votes at the 2022 Annual Meeting will be elected, even if these votes do not constitute a majority of the votes cast. Only votes cast “FOR” a nominee will be counted in the election of directors. Votes that are “WITHHELD” with respect to one or more nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.
Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEE.

CORPORATE GOVERNANCE
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of this corporate governance include:
•
independent director representation on our Audit, Compensation and Nominating and Corporate Governance Committees, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors; and

•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission (the “SEC”).
Composition of the Board of Directors
Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors is staggered in three classes. Ms. Polek is expected to serve as a Class I director beginning November 11, 2022, with her term expiring at this Annual Meeting; Messrs. Farshchi, Simonian and Zadesky serve as Class II directors (in the case of Mr. Zadesky, such service expected to begin November 11, 2022), with terms expiring at the Company’s 2023 annual meeting of stockholders; and Messrs. Salehian, Rezk and Mr. Eberle serve as Class III directors (in the case of Mr. Eberle, such service expected to begin November 11, 2022), with terms expiring at the Company’s 2024 annual meeting of stockholders.
Director Independence
A majority of the Board shall be comprised of directors meeting the independence requirements of the NYSE. The Company defines an “independent” director in accordance with Section 303A.02 of the NYSE’s Listed Company Manual. The NYSE independence definition includes a series of objective tests, including that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. Because it is not possible to anticipate or explicitly provide for all potential conflicts of interest that may affect independence, the Board is also responsible for determining affirmatively, as to each independent director, that no material relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board will broadly consider all relevant facts and circumstances, including information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and the Company’s management. As the concern is independence from management, the Board does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding. No director may serve on the Audit Committee or the Compensation Committee of the Board unless such director meets all of the applicable criteria established for service in each such committee by NYSE rules and any other applicable rules or laws.
The Board shall make an affirmative determination as to the independence of each director. The Board has determined that each of Messrs. Farshchi, Simonian and Eberle and Ms. Polek qualify as independent directors under applicable SEC and NYSE rules.
Board Committees
Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and standing committees. We have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.
Audit Committee
Our Audit Committee is responsible for, among other things:
•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•	discussing with our independent registered public accounting firm their independence from management;
•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;
•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
•	reviewing our policies on risk assessment and risk management;
•	reviewing related person transactions; and
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Our Audit Committee consists of Messrs. Farshchi, Simonian, Fattouh and, beginning November 11, 2022, Ms. Polek. Mr. Simonian serves as chair of our Audit Committee. Mr. Fattouh is not seeking re-election and his term will expire at the conclusion of the Annual Meeting. Rule 10A-3 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE rules require that our Audit Committee have at least one independent member who qualifies as a financial expert, and be composed entirely of independent members. Our Board of Directors has affirmatively determined that Messrs. Farshchi, Simonian, Fattouh and Ms. Polek each meet the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our Audit Committee also meets the financial literacy requirements of NYSE listing standards. In addition, our Board of Directors has determined that Mr. Simonian and Ms. Polek each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our corporate website at www.aeva.com. The information on any of our websites is deemed not to be incorporated in or to be a part of this Proxy Statement.
Compensation Committee
Our Compensation Committee is responsible for, among other things:
•
reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving, (either alone or, if directed by the Board of Directors, in conjunction with a majority of the independent members of the Board of Directors) the compensation of our Chief Executive Officer;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to our Board of Directors regarding the compensation of our other executive officers;
•	reviewing and approving or making recommendations to our Board of Directors regarding our incentive compensation and equity-based plans, policies and programs;
•	reviewing and approving or making recommendations to our Board of Directors regarding all employment agreements and severance arrangements for our executive officers;
•	recommendations to our Board of Directors regarding the compensation of our directors; and
•	retaining and overseeing any compensation consultants.
Our Compensation Committee consists of Messrs. Farshchi, Simonian, Fattouh and, beginning November 11, 2022, Mr. Eberle. Mr. Fattouh is not seeking re-election and his term will expire at the conclusion of the Annual Meeting. Mr. Farshchi has served as chair of our Compensation Committee since November 29, 2021. Prior to such date, Mr. Simonian served as chair of the Compensation Committee. Our Board of Directors has affirmatively determined that Messrs. Farshchi, Simonian, Fattouh and Eberle each meet the definition of “independent director” for purposes of serving on the Compensation Committee under the NYSE rules, including the heightened independence standards for members of a Compensation Committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at www.aeva.com. Our Compensation Committee has engaged an independent compensation consultant, Aon Human Capital Solutions practice, a division of Aon plc (“Aon”). The scope of the engagement with Aon is described in the Compensation Discussion and Analysis under the heading “Use of Competitive Market Data and Peer Groups.” The information on any of our websites is deemed not to be incorporated in or to be a part of this Proxy Statement.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance committee is responsible for, among other things:
•	identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors;
•	periodically reviewing our Board of Directors’ leadership structure and recommending any proposed changes to our Board of Directors;
•	overseeing an annual evaluation of the effectiveness of our Board of Directors and its committees; and
•	developing and recommending to our Board of Directors a set of corporate governance guidelines.
Our Nominating and Corporate Governance Committee consists of Messrs. Farshchi, Fattouh and Simonian, with Mr. Farshchi serving as chair. Mr. Fattouh is not seeking re-election and his term will expire at the conclusion of the Annual Meeting. Our Board of Directors has affirmatively determined that Messrs. Farshchi, Fattouh and Simonian each meet the definition of “independent director” under the NYSE rules. Our Board of Directors has adopted a written charter for our Nominating and Corporate Governance Committee, which is available on our corporate website at www.aeva.com. The information on any of our websites is deemed not to be incorporated in or to be a part of this Proxy Statement.
Risk Oversight
Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Audit Committee is also responsible for discussing our policies with respect to risk assessment and risk management.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on the corporate governance section of our corporate website. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in or to be a part of this Proxy Statement.
Board Member Selection Criteria
In considering director candidates, the Board intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, dedication to the Company’s mission, having the ability to exercise sound business judgment and having the commitment to represent the interests of the Company’s stockholders. Candidates for director nominees will be reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Board considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Board intends to review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Board also intends to determine whether the nominee will be independent for NYSE purposes. From time to time, the Board (or the Nominating and Corporate Governance Committee) may change the criteria for membership of the Board to maximize the opportunity to achieve success.

Board Leadership Structure
It is our policy that the positions of Chief Executive Officer and Chairman be held by different persons. The Board recognizes, however, that there may be circumstances that arise in the future that would lead it to combine these offices.
Meetings and Attendance
During the year ended December 31, 2021 there were seven meetings of the Board, three meetings of the Audit Committee, three meetings of the Compensation Committee, and two meetings of the Nominating and Corporate Governance Committee. Each of our directors attended at least 75% of the aggregate meetings of the Board and the committees of the Board on which they served during the period they served in 2021. Our independent directors meet regularly in executive session. All members of the Board are strongly encouraged to attend our annual meetings of stockholders. We did not hold an annual meeting of stockholders last year.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines which describe the principles and practices that our Board will follow in carrying out its responsibilities. These guidelines cover a number of areas including the role, responsibilities, size and composition of the Board, director selection criteria, independence of directors, selection of Chairperson of the Board and Chief Executive Officer, director compensation, change in present job responsibility, director orientation and continuing education, lead director, term limits, Board meetings, Board committees, expectations of directors, management succession planning, evaluation of Board performance, Board compensation, and executive sessions. A copy of our corporate governance guidelines is available on our investor relations website.
Board Evaluation
Our Nominating and Corporate Governance Committee is responsible for conducting and overseeing annual self-assessments of the Board as a whole and its committees. These assessments include an evaluation of the Board’s and each committee’s contribution as a whole and effectiveness in serving the best interests of the Company and its stockholders, specific areas in which the Board and management believe that the performance of the Board and its committees could be improved, and overall Board composition and makeup.
Succession Planning
Our Nominating and Corporate Governance Committee is responsible for periodically reviewing with our Chief Executive Officer the Company’s succession plans for the role of Chief Executive Officer and other key executive officers. The Nominating and Corporate Governance Committee is also responsible for making recommendations to our Board with respect to the selection of appropriate individuals to succeed to these positions.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our directors, officers, employees and consultants. A copy of our Code of Business Conduct and Ethics is available on our investor relations website. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics on our investor relations website.
Policy Against Speculative Trading, Hedging and Pledging
Our Insider Trading Policy prohibits our directors, officers and other employees from directly or indirectly selling any equity security of the Company if they do not own the security sold. In addition, such persons are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities. The independent members of our Board have granted a waiver of this policy to Mina Rezk, our founder, President and Chief Technology Officer, to allow Mr. Rezk to pledge shares with a value of up to $10 million. The independent members of the Board determined this waiver was necessary to enable Mr. Rezk to relocate himself and his family from Virginia to California to be closer to the Company’s headquarters. It was determined that the waiver was appropriate in this instance as it mitigated the need for Mr. Rezk to sell Company shares to address his relocation.

Communications with Our Board
Stockholders and other interested parties may write to our Board, the Chairman, any of the Audit, the Nominating and Corporate Governance and the Compensation Committees, or to our independent directors as a group at Aeva Technologies, Inc., Attn: Vice President of Legal, 555 Ellis Street, Mountain View, California 94043. The Board will consider stockholder questions and comments to be important and endeavor to respond promptly and appropriately, even though the Board may not be able to respond to all stockholder inquiries directly.
Our Board has developed a process to assist with managing inquiries and communications. The Vice President of Legal will review and compile any stockholder communications and may summarize such communications prior to forwarding to the appropriate party. The Vice President of Legal will not forward communications that are not relevant to the duties and responsibilities of the Board and are more appropriately addressed by management, including spam, junk mail and mass mailings, product or service inquiries, new product or service suggestions, resumes or other forms of job inquiries, opinion surveys and polls, business solicitations or advertisements, or other frivolous communications.
Stockholder Recommendations of Director Candidates
Stockholders who would like to recommend a director candidate for consideration by our Nominating and Corporate Governance Committee must send notice to Aeva Technologies, Inc., Attn: Vice President of Legal, 555 Ellis Street, Mountain View, California 94043, by registered, certified or express mail, and provide us with a brief biographical sketch of the recommended candidate, a document indicating the recommended candidate’s willingness to serve if elected, and evidence of the stock ownership of the person recommending such candidate. The Nominating and Corporate Governance Committee or its chair will then consider the recommended director candidate in accordance with the same criteria applied to other director candidates, including those described in our corporate governance guidelines and the charter of the Nominating and Corporate Governance Committee, each of which is available on our investor relations website.
Submission of Stockholder Proposals and Board Nominees
If you would like to include a proposal for stockholder consideration in our 2023 proxy statement or bring business before our 2023 Annual Meeting, you must send notice to Aeva Technologies, Inc., Attn: Vice President of Legal, 555 Ellis Street, Mountain View, California 94043, by registered, certified, or express mail and provide the required information and follow the other procedural requirements described below.
Stockholder Proposals for Inclusion in the 2023 Proxy Statement
Stockholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our 2023 Annual Meeting must submit their proposals in accordance with that rule so that they are received by the Vice President of Legal at the address set forth above no later than the close of business on June 6, 2023. If the date of our 2023 Annual Meeting is more than 30 days before or after November 18, 2023, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.
Other Stockholder Proposals or Nominations for Presentation at the 2023 Annual Meeting
If a stockholder wishes to bring business to a meeting for consideration other than a matter brought pursuant to SEC Rule 14a-8, the stockholder must give our Secretary written notice of the stockholder’s intent to do so and provide the information required by the provision of our bylaws dealing with stockholder proposals and director nominations. The notice of such a proposal or director nomination must be delivered to (or mailed to and received at) the address set forth above no earlier than July 18, 2023 and no later than August 17, 2023, unless our 2023 Annual Meeting of stockholders is to be held more than 30 days before, or more than 60 days after, November 18, 2023, in which case the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2023 Annual Meeting or the 10th day after public announcement of the date of the 2023 Annual Meeting is first made. In the event that the number of directors to be elected at the annual meeting is increased and no public announcement naming all of the nominees or specifying the size of the increased Board has been made by August 17, 2023, then notice of a stockholder’s nomination to fill the new position or positions may be delivered to (or mailed to and received at) the address set forth above no later than the close of business on the 10th day after public announcement of such increase is first made. The requirements for such stockholder’s notice are set forth in our bylaws, which are filed as an exhibit to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. We will submit all candidates nominated by a stockholder pursuant to the procedures and requirements outlined in this “Other Stockholder Proposals or Nominations for Presentation at the 2023 Annual Meeting” section to the Nominating and Corporate Governance Committee for its review, and this submission may include an analysis of the candidate from our management. Any stockholder making a nomination in accordance with the foregoing process will be notified of the Nominating and Corporate Governance Committee’s decision. The information contained on or accessible through our corporate websites is not part of or incorporated by reference into this Proxy Statement.

PROPOSAL 2: RATIFY APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2022. During fiscal year 2021, Deloitte has audited and reported on our consolidated financial statements for that year. Deloitte has been our independent auditor at all times since 2020.
The Audit Committee intends to periodically consider whether to rotate our independent auditor in order to assure continuing auditor independence. The Board and the members of the Audit Committee believe that the continued retention of Deloitte as the Company’s independent auditor for the fiscal year ending December 31, 2022 is in the best interests of the Company and its stockholders.
We expect that representatives of Deloitte will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
Although stockholder ratification is not required, the appointment of Deloitte is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Deloitte’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate Deloitte’s engagement as our independent accountant without the approval of our stockholders whenever the Audit Committee deems termination appropriate.
Required Vote
Approval of this Proposal 2 requires the affirmative vote (i.e., “FOR” votes) of a majority of the shares present or represented and entitled to vote thereon at our 2022 Annual Meeting. A vote to “ABSTAIN” will count as “present” for purposes of this proposal and so will have the same effect as a vote “AGAINST” this proposal. In the absence of instructions, your broker may vote your shares on this proposal. For more information, see “General Information about the Annual Meeting and Frequency Asked Questions – Voting Instructions and Information – What happens if I do not vote? What is the effect of broker non-votes?”
Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.

AUDIT AND OTHER FEES
The following table sets forth the aggregate fees incurred for Deloitte, our independent registered accounting firm for the fiscal years ended December 31, 2021 and 2020. These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees. The nature of the services provided in each category is described below the table.
	2021	2020
Audit Fees	$1,250,700	$259,000
Audit-Related Fees	498,700	267,000
Tax Fees	—	—
All Other Fees	—	—
Total	$1,749,400	$526,100
Audit Fees. Consists of services rendered for the audits of annual consolidated financial statements (including the review of quarterly interim consolidated financial statements), statutory audits required for certain of our non-U.S. subsidiaries, consents, assistance and review of documents filed with the SEC and other services normally provided in connection with statutory or regulatory filings or engagements. For the years ended December 31, 2021, the audit fee includes fees associated with services provided in connection with the audit of our internal control over financial reporting, as required under Section 404 of the Sarbanes Oxley Act of 2002.
Audit-Related Fees. Consists of amounts billed in connection with the filing of our Registration Statement on Form S-1, S-4 and other regulatory filings.
All Other Fees. There were no fees billed by Deloitte for professional services rendered for other compliance purposes for the fiscal years ended December 31, 2021 and 2020.
Pre-Approval Policies and Procedures
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Deloitte, our independent registered public accounting firm. The Audit Committee pre-approves specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Deloitte or on an individual case-by-case basis before Deloitte is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Deloitte is compatible with maintaining the principal accountant’s independence.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board assists the Board in performing its oversight responsibilities for the Company’s financial reporting process and audit process as more fully described in the Audit Committee’s charter. Management has the primary responsibility to establish and maintain a system of internal control over financial reporting, for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of its financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue reports thereon. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of our independent registered public accounting firm.
In the performance of its oversight function, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2021 with the Company’s management and its independent registered public accounting firm. The Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee received and reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the PCAOB regarding such accounting firm’s communications with the Audit Committee concerning independence and has discussed with the Company’s independent registered public accounting firm that firm’s independence and considered whether any “non-audit” services provided by the independent registered public accounting firm are compatible with maintaining its independence.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC.
THE AUDIT COMMITTEE
Hrach Simonian, Committee Chair
Shahin Farshchi
Ahmed Fattouh
Notwithstanding any statement in any of our filings with the SEC that might be deemed to incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Audit Committee Report is not incorporated into any such filings.

PROPOSAL 3 - AMEND TO OUR 2021 INCENTIVE AWARD PLAN TO (I) INCREASE THE NUMBER OF SHARES OF OUR COMMON STOCK RESERVED FOR ISSUANCE, AND (II) IMPLEMENT AN EVERGREEN SHARE RESERVE.
The Board of Directors unanimously recommends that you vote “FOR” Proposal No. 3, the Approval of
Amendment No. 1 to the Aeva Technologies, Inc. 2021 Incentive Award Plan
We are seeking stockholder approval of an amendment to our 2021 Incentive Award Plan (the “Incentive Plan”), in order to increase the number of shares of our common stock reserved for issuance under the Incentive Plan by an additional 26,325,300 shares, to increase the aggregate number of shares that may be issued under the Incentive Plan pursuant to the exercise of incentive stock options, and to implement an evergreen share reserve increase pursuant to which the number of shares of our common stock reserved for issuance under the Incentive Plan will increase on an annual basis as described more fully below (the “Amendment”).
On September 26, 2022, the Board of Directors approved the Amendment, subject to stockholder approval. If stockholders approve this proposal, the Amendment will become effective as of the date of stockholder approval. If stockholders do not approve this proposal, the Amendment will not take effect and the Incentive Plan will continue in effect in its present form and we will continue to grant awards under the terms of such plan until the shares remaining available for issuance are exhausted.
The remainder of this discussion, when referring to the Incentive Plan, refers to the amended Incentive Plan as if this proposal is approved by our stockholders, unless otherwise specified or the context otherwise references the Incentive Plan prior to the Amendment.
Our continuing ability to offer equity incentive awards under the Incentive Plan is critical to our ability to attract, motivate and retain qualified personnel. The Amendment is essential to meet our forecasted needs in respect of equity incentives.
Corporate Governance Best Practices:
The Incentive Plan provides for the following good corporate governance practices:
•	Stockholder approval is required for any repricing of options or stock appreciation rights;
•	Administered by a committee composed of independent directors;
•	No automatic single-trigger vesting upon a change in control;
•	Specific limits on total director compensation; and
•	No dividends will be paid on any unvested award until the award vests.
The Amendment is necessary to promote our long-term success and the creation of stockholder value by:
•	Enabling us to continue to attract and retain the services of key employees who would be eligible to receive grants;
•	Aligning participants’ interests with the interests of stockholders through incentives that are based upon the performance of our common stock;
•	Motivating participants, through equity incentive awards, to achieve long-term growth in our business, in addition to short-term financial performance; and
•	Providing a long-term equity incentive program that is competitive with those at companies with which we compete for talent.
We currently grant stock-based incentive awards to our employees under the Incentive Plan. As of September 1, 2022, there are 1,731,492 shares remaining available for issuance under the Incentive Plan. The remaining shares available for issuance under the Incentive Plan will be insufficient to permit us to make annual incentive awards to our executives, directors and other employees. As a development stage company, we will need to hire additional employees to support our commercialization efforts and grow our business.
The Incentive Plan, as amended by the Amendment, would authorize a total of 39,063,679 shares of our common stock for grants to participants, representing an increase of 26,325,300 shares of common stock that would be available under the Incentive Plan (the “Share Reserve Increase”). The Incentive Plan, as amended by the Amendment, would increase the number of shares of our common stock that may be issued pursuant to the exercise of incentive stock options under the Incentive Plan to 39,063,679 (the “ISO Limit Increase”). Finally, the Incentive Plan, as amended by the Amendment, would provide for the automatic increase in the number of shares of common stock available for issuance on January 1 of each calendar year commencing in calendar year 2023 equal to the lesser of (i) 5% of the total number of shares of common stock outstanding on the last day of the immediately preceding calendar year, or (ii) a lower number of shares of common stock as determined by the Board (the “Evergreen Share Reserve”).
Key Metrics
Dilutive effect of Share Reserve Increase	9.7%
Total potential dilution, including outstanding awards	19.5%
Annual burn rate	4.66%
Potential Dilution Calculation:
Equity awards outstanding, plus the Share Reserve Increase plus 1,731,492 shares as our existing share reserve; divided by shares of common stock outstanding, plus equity awards outstanding, plus the Share Reserve Increase plus existing share reserve. Equity awards outstanding includes outstanding stock options and restricted stock units.
Burn Rate Calculation:
The number of shares subject to time vesting equity awards granted in a fiscal year; divided by the basic weighted average common shares outstanding at the end of that fiscal year.
•	Awards canceled or forfeited are not excluded from the calculation
Year	Time-Vesting Full-Value Shares Granted	Options Granted	Total Awards	Basic Weighted Average Common Shares Outstanding as of 12/31/2021	Burn Rate = Total Awards/ Outstanding
2022	7,207,201	1,335,000	8,542,201	183,181,262	4.66%
The Share Reserve Increase is intended to manage our equity compensation needs for the next 12 months, based on our past grant practices and the recent trading prices of our shares. The Evergreen Share Reserve is intended to ensure we have sufficient shares available for issuance to enable us to attract, motivate and retain highly-qualified employees, directors and other service providers while we expand and grow our business.
Total Outstanding Awards
The table below shows the total number of outstanding options and other awards granted under the Incentive Plan and the 2016 Stock Incentive Plan, the Company’s previous equity incentive plan, as of September 1, 2022.
Plan Name	Awards
2021 Incentive Award Plan	13,288,140
2016 Stock Incentive Plan	11,550,382
As of September 1, 2022, the fair market value of a share of common stock (as determined by the closing price on the NYSE on that date) was $2.78 per share.
The Incentive Plan will continue to permit the discretionary award of stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, dividend equivalents, restricted stock units (“RSUs”) and other stock or cash-based awards to participant. Such awards may continue to be granted under the Share Reserve Increase beginning on the date of stockholder approval of the Amendment and continuing through March 11, 2031, or earlier termination of the Incentive Plan, and beginning on January 1, 2023 and each year thereafter through January 1, 2031, awards may be granted utilizing shares reserved under the Evergreen Share Reserve.
Text of the Incentive Plan
The complete text of the Incentive Plan is attached as Annex A to this Proxy Statement – marked to show the proposed changes contained in the Amendment. Stockholders are urged to review the Incentive Plan together with the following information, which is qualified in its entirety by reference to Annex A. If there is any inconsistency between this Proposal 3 and the Incentive Plan terms, or if there is any inaccuracy in this Proposal 3, the terms of the Incentive Plan shall govern.
Key Features of the Incentive Plan
Certain key features of the Incentive Plan are summarized as follows:
•	If not terminated earlier by the Board, the Incentive Plan will terminate on March 11, 2031
•
The Incentive Plan will generally be administered by a committee comprised solely of independent members of the Board, which will be the Compensation Committee unless otherwise designated by the Board - the Board or Compensation Committee may designate a separate committee to make awards to employees who are not Section 16 officers

•
Employees, consultants and non-employee directors are eligible to receive awards, but the Compensation Committee has the discretion to determine (i) who shall receive any awards and (ii) the terms and conditions of such awards

The purpose of the Incentive Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. The Board believes that equity awards are necessary for us to remain competitive in our industry and are essential to recruiting and retaining highly qualified employees.
Eligibility and Administration
Our employees, consultants and directors, and employees and consultants of our subsidiaries, may be eligible to receive awards under the Incentive Plan. As of September 1, 2022, we have approximately 277 employees, 12 consultants, three non-employee directors and no other individual service providers who may be eligible to receive awards under the Incentive Plan.
The Incentive Plan will be administered by the Board, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers of the company (collectively, the “plan administrator”), subject to the limitations imposed under the Incentive Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The Compensation Committee currently administers the Incentive Plan.
The plan administrator will have the authority to take all actions and make all determinations under the Incentive Plan, to interpret the Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the Incentive Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Incentive Plan.
Shares Available for Awards
The aggregate number of shares of common stock that will be available for issuance under the Incentive Plan will be equal to 39,063,679 shares (assuming this Proposal 3 is approved), plus the number of shares that become available for issuance each January 1 beginning on January 1, 2023 pursuant to the Evergreen Share Reserve. As a result of the ISO Limit Increase, the maximum number of shares of common stock may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Incentive Plan will be equal to 39,063,679.
If an award under the Incentive Plan or the Aeva, Inc. 2016 Stock Incentive Plan (the “Aeva 2016 Plan”) is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Incentive Plan. The payment of dividend equivalents in cash in conjunction with any awards under the Incentive Plan or Aeva 2016 Plan will not reduce the shares available for grant under the Incentive Plan. Furthermore, shares purchased on the open market with the cash proceeds from the exercise of options, and shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will again be available for awards under the Incentive Plan.

Awards granted under the Incentive Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the Incentive Plan (nor increase the number of shares available for issuance under the Incentive Plan) but shares acquired by the exercise of a substitute ISO will count against the maximum number of shares that may be issued upon the exercise of ISOs.
The Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed $750,000, increased to $1,000,000 in the fiscal year of a non-employee director’s initial service as a non-employee director. The plan administrator may make exceptions to the director limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, but the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.
Types of Awards
The Incentive Plan provides for the grant of stock options, including ISOs NSOs, SARs, restricted stock, dividend equivalents, RSUs and other stock or cash-based awards. Certain awards under the Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.
Stock Options and SARs. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the plan administrator, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).
Restricted Stock. Restricted stock is an award of non-transferable shares of our common stock that are subject to certain vesting conditions and other restrictions.
RSUs. RSUs are contractual promises to deliver shares of our common stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Incentive Plan.
Other Stock or Cash Based Awards. Other stock or cash-based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.
Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Certain Transactions
The plan administrator has broad discretion to take action under the Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Plan and outstanding awards. In the event of a change in control (as defined in the Incentive Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.
No Repricing
Except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.
Plan Amendment and Termination
The Board may amend or terminate the Incentive Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the Incentive Plan, may materially and adversely affect an award outstanding under the Incentive Plan without the consent of the affected participant, and stockholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws or to increase the director limit. The Incentive Plan will remain in effect until the March 11, 2031, unless earlier terminated. No awards may be granted under the Incentive Plan after its termination, although awards granted prior to its termination will continue to remain outstanding in accordance with their terms.
Non-U.S. Participants, Claw-Back Provisions, Transferability and Participant Payments
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
Certain Federal Income Tax Information
The following is a general summary, as of September 1, 2022, of the principal United States federal income tax consequences to us and to participants for awards granted under the Incentive Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the Incentive Plan.
Incentive Stock Options (ISOs). For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, then any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income as of the date of exercise equal to the difference between the exercise price and fair market value of the stock. Any additional gain or loss recognized upon any later disposition of the shares would be a short- or long-term capital gain or loss, depending on whether the shares have been held by the participant for more than one year. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant’s regular income tax for the year.
Non-Qualified Stock Options. A participant who receives a non-qualified stock option generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year.
Stock Appreciation Rights. No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for one year or more.
Restricted Stock. A participant will generally not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to an election under Section 83(b) of the Code. Instead, he or she will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares or cash received minus any amount paid for the shares.
Restricted Stock Units. No taxable income is generally reportable when unvested restricted stock units are granted to a participant. Upon settlement of the vested restricted stock units, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the vested restricted stock units.
Other Awards. Participants will generally recognize ordinary income at the time of payment of dividend equivalents and cash based awards in an amount equal to the value of the payment received.
Income Tax Effects for the Company. We generally will be entitled to a tax deduction in connection with an award under the Incentive Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of a non-qualified stock option), subject to the limitation on deductibility under Section 162(m) of the Code.
Section 409A of the Code. Section 409A of the Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Section 409A of the Code generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed, plus possible penalties and interest. The types of arrangements covered by Section 409A of the Code are broad and may apply to certain awards available under the Incentive Plan (such as restricted stock units). The intent is for the Incentive Plan, including any awards available thereunder, to comply with the requirements of Section 409A of the Code to the extent applicable. As required by Section 409A of the Code, certain non-qualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee’s separation from service.
New Plan Benefits
All Incentive Plan awards will be made at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the Incentive Plan will depend on a number of factors, including the fair market value of our common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved. Therefore, the benefits and amounts that will be received or allocated under the Incentive Plan are not presently determinable.
Vote Required for Approval
Approval of this Proposal 3 requires the affirmative vote of a majority of the shares present or represented and entitled to vote thereon at the Annual Meeting. A vote to abstain will have the same effect as a vote against this proposal. A broker non-vote will not count as present and so will have no effect on determining the outcome of the proposal.

Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 – APPROVAL OF AMENDMENT NO. 1 TO THE AEVA TECHNOLOGIES, INC. 2021 INCENTIVE AWARD PLAN.

PROPOSAL 4 – APPROVE THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN
The Board of Directors unanimously recommends that you vote “FOR” Proposal No. 4, the Approval of the Aeva Technologies, Inc. Employee Stock Purchase Plan
We are seeking stockholder approval of the Aeva Technologies Inc. Employee Stock Purchase Plan (the “ESPP”). Our Compensation Committee and Board of Directors unanimously approved the ESPP, subject to stockholder approval at the Annual Meeting.
The following sections summarize the material terms of the ESPP. However, these sections are qualified in their entity by reference to the full text of the ESPP, which is included as Annex B to this Proxy Statement. Stockholders are urged to review the ESPP together with the following information, which is qualified in its entirety by reference to Annex B. If there is any inconsistency between this Proposal 4 and the ESPP terms, or if there is any inaccuracy in this Proposal 4, the terms of the ESPP shall govern.
Purpose
The purpose of the ESPP is to provide eligible employees an opportunity to acquire shares of our common stock from us. We believe that employees who participate in the ESPP will have a closer alignment with us and our other stakeholders by virtue of their ability to participate as stockholders in our success.
General
The ESPP permits eligible employees to use payroll deductions to purchase share of our common stock at a discount to the market price.
The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and permits participants to be eligible to receive favorable tax treatment of shares acquired under the ESPP, as described below. However, the Compensation Committee, as administrator, may also authorize offerings under the ESPP that are not intended to comply with the requirements of Section 423 of the Code, which offerings will be made pursuant to any rules, procedures or sub-plans adopted by the Compensation Committee for such purpose.
Effective Date and Term
If approved by stockholders, the ESPP will become effective on March 1, 2023. The ESPP will continue in effect for a term of 10 years, unless earlier terminated by the Compensation Committee in accordance with the terms of the ESPP.
Administration
The ESPP will be administered by the Board or the Compensation Committee. For the purposes of this summary, references to the “Compensation Committee” include the Compensation Committee and the Board as well as any administrator, including management or third-party vendors or brokers, to which the Compensation Committee has delegated any of its responsibilities and powers. Subject to the ESPP terms and applicable law, the Compensation Committee has the full and final authority to construe and interpret the ESPP and adopt rules and procedures for the administration of the ESPP as the Compensation Committee deems appropriate. The Compensation Committee may also adopt sub-plans relating to the operation and administration of the ESPP to accommodate specific requirements of local laws and procedures for non-U.S. jurisdictions that will not be required to comply with Section 423 of the Code to the extent they are inconsistent with the requirements of those regulations, the terms of which may take precedence over the terms of the ESPP.
Shares Reserved for the ESPP
The aggregate number of shares of common stock available for issuance under the ESPP may not exceed 1,831,812, which number will automatically increase on the first day of each fiscal year, beginning with January 1, 2023, in an amount equal to the lesser of (i) 5% of the total number of all classes of common stock outstanding on the last day of the immediately preceding fiscal year or (ii) a lower number of shares of common stock as determined by the Board. The number of shares of our common stock that may be issued or transferred pursuant to the rights granted under the Section 423 component of the ESPP may not exceed an aggregate of 36,636,240 shares. The number of shares issuable under the ESPP and the terms of options to acquire such shares are subject to adjustment in connection with certain corporate and recapitalization events as described in the ESPP.
Enrollment and Contributions
Eligible employees may become participants in the ESPP by enrolling during an open enrollment period. Eligible employees enroll by completing the appropriate forms and agreements, as directed by the Compensation Committee. Following the end of each Offering Period, each participant will be automatically re-enrolled in the next Offering Period using the same rate of payroll contributions in effect during the prior Offering Period, unless the participant requests otherwise or chooses to withdraw from the ESPP, or if the participant is ineligible to continue to participate, in each case, in accordance with the terms of the ESPP.
The amount of payroll deductions that a participant may select must be a whole percentage of at least 1%, but not more than 15%, of the participant’s base salary or wages. The aggregate amount of the specified percentage will be deducted from the participant’s paychecks on an after-tax basis in installments each pay period during the term of the Offering Period. Payroll deductions will begin with the first Offering Period following a participant’s enrollment and will remain in effect for successive Offering Periods unless a change is made. A participant may not make separate cash payments into his or her account except as permitted by the Compensation Committee.
All contributions made by a participant will be credited (without interest) to his or her account. A participant may withdraw from an Offering Period and the ESPP by the deadline prescribed by the Compensation Committee during such Offering Period and his or her contributions will be refunded, without interest. If permitted by the Compensation Committee in its sole discretion, a participant may, on a single occasion during an Offering Period, reduce his or her rate of contribution during, or suspend his or her contributions for the remainder of, an ongoing Offering Period.
Eligible Participants
Subject to the Administrator’s ability to exclude certain groups of employees on a uniform and nondiscriminatory basis, including Section 16 officers and/or non-U.S. employees, generally, all of our employees will be eligible to participate if they are employed by the Company or any designated company for at least five consecutive calendar months of service since his or her last date of hire, or any lesser period of time as may be determined by the Compensation Committee in its discretion. In no event will an employee who is deemed to own 5% or more of the total combined voting power or value of all classes of our capital stock or the capital stock of any parent or subsidiary be eligible to participate in the ESPP, and no participant in the ESPP may purchase shares of our common stock under any employee stock purchase plans of our Company to the extent the option to purchase shares accrue at a rate that exceeds $25,000 of the fair market value of such shares of our common stock, determined as of the first day of the offering period, for each calendar year in which such option is outstanding.
We estimate that, as of September 1, 2022, approximately 277 of our employees are eligible to participate in the ESPP.
Offering Periods
The ESPP provides for two Offering Periods in each calendar year unless otherwise determined by the Compensation Committee. The first Offering Period under the ESPP shall commence on the date determined by the Compensation Committee and shall end on the last trading day on or immediately preceding the August 31st or February 28th/29th that next occurs after the commencement of the applicable Offering Period. Unless the Compensation Committee determines otherwise, following the completion of the first Offering Period, a new Offering Period shall commence on the first trading day on or following March 1 and September 1 of each calendar year and end on or following the last trading day on or immediately preceding August 31 and February 28/29, respectively, approximately six months later. The Compensation Committee may choose to start a new Offering Period as it may determine from time to time as appropriate.
Purchase of Shares
On the first trading day of an Offering Period, a participant will be granted an option to purchase on each exercise date during the Offering Period a number of shares of common stock at the applicable purchase price. Subject to the limit below, the number of shares of common stock is determined by dividing the amount of the participant’s contributions accumulated as of the last trading day of the Offering Period by the applicable purchase price. No participant may purchase shares of common stock with a fair market value (determined as of the date the option to purchase is granted) in excess of $25,000 per calendar year or $12,500 in any Offering Period. The Compensation Committee may modify the per-Offering Period limit from time to time. The number of shares subject to options will be adjusted as necessary to conform to the above limitations.
The purchase price will be 85% (or such greater percentage as determined by the Compensation Committee prior to the commencement of any Offering Period) of the lesser of (i) the fair market value per share of our common stock as determined on the purchase date or (ii) the fair market value per share of our common stock as determined on the first day of the applicable Offering Period (however, in no event may the purchase price be less than the par value per share of our common stock).
A participant’s option to purchase shares of common stock during any Offering Period will be exercised automatically on the purchase date unless the participant withdraws from the ESPP prior to the end of the Offering Period or his or her participation is terminated. Subject to the terms of the ESPP, an option to purchase will generally terminate on the earlier of the date of the participant’s termination of employment or the last day of the applicable Offering Period. A participant’s option to purchase shares is not transferable other than by will or the laws of descent and distribution. A participant will have no rights as a stockholder with respect to the shares of our common stock that the participant has an option to purchase in any Offering Period until those shares have been issued to the participant.
Amendment or Termination
The Board or the Compensation Committee, in its sole discretion, may amend, suspend or terminate the ESPP, or any part thereof, at any time and for any reason.
Adjustments; Effect of a Change of Control
In the event that any subdivision or consolidation of outstanding shares of our common stock, declaration of a dividend payable in shares of our common stock or other stock split, other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting our common stock or any distribution to holders of our common stock of securities or property (other than normal cash dividends or dividends payable in our common stock), the Compensation Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, will, in such manner as it may deem equitable, adjust the number and class of common stock that may be delivered under the ESPP, the purchase price per share and the number of shares of common stock covered by each option under the ESPP that has not yet been exercised, and the limits on (i) the number of shares of our common stock that can be purchased during any Offering Period or any calendar year and (ii) the number of shares of our common stock reserved under the ESPP.
In addition, in the event of a merger or change in control, each outstanding option under the ESPP will be assumed or an equivalent right to purchase shares of stock substituted by the successor corporation (or a parent or subsidiary thereof). In the event that the successor corporation in a change in control refuses to assume or substitute for the option, then the Offering Period then in progress will be shortened and the Compensation Committee will select a date on which all outstanding options will be exercised on or prior to the consummation date of the merger or change in control.
Plan Benefits
Benefits under the ESPP will depend on participants’ elections to participate and the fair market value of our common stock at various future dates. As a result, it is not possible as of the date of this proxy statement to determine future benefits that will be received by executive officers and other employees. Each participant is limited to the $25,000 annual purchase restriction as well as the participant purchase restrictions for any Offering Period described above.
We anticipate filing a registration statement on Form S-8 with the SEC to register shares of common stock under the ESPP, subject to and effective upon stockholder approval, as soon as practicable following stockholder approval of the ESPP.
Federal Tax Consequences
The following summary generally describes the principal U.S. federal (and not state, foreign or local) income tax consequences under the ESPP to us and participating employees as of the date of this proxy statement. The summary is general in nature and is not intended to cover all the tax consequences that may apply to a particular employee or to us. The provisions of the Code and related regulations concerning these matters are complicated, and their impact in any one case may depend upon the particular circumstances.
As noted above, the ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Participating employees will, however, recognize income when they sell or dispose of the shares purchased under the ESPP. If an employee disposes of such shares after two years from the date of grant of the option and after one year from the date of the purchase of such shares (or if the employee dies), the employee will recognize ordinary income for the year in which such disposition occurs (or the employee’s taxable year ending with his or her death) in an amount equal to the lesser of:
•	the excess of the fair market value of such shares at the time of disposition (or death) over the purchase price; or
•	the excess of the fair market value of the shares at the time of the grant of the option over the option price on the date of the option grant.
Except in the case of the employee’s death, the employee’s basis in the shares disposed of will be increased by an amount equal to the amount includable in his or her income as ordinary income. Any additional gain or loss will be a long-term capital gain or loss. We will not be entitled to a tax deduction when the shares are disposed of after the expiration of the two-year and one-year periods.
If an employee disposes of the shares purchased under the ESPP within such two-year or one-year periods, the employee will recognize ordinary income for the year in which such disposition occurs in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price. The employee’s basis in such shares disposed of will be increased by an amount equal to the amount includable in his or her income as ordinary income, and any gain or loss computed with reference to such adjusted basis that is recognized at the time of disposition will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year periods, we will be entitled to a tax deduction equal to the amount the employee is required to include as ordinary income as a result of such disposition to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.
The Compensation Committee may authorize offerings that are not intended to comply with Section 423 of the Code, in which case different tax consequences will apply. Upon the purchase of shares under the ESPP, the employee will recognize ordinary income in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid by the employee for such shares, and we will be entitled to a corresponding deduction for U.S. federal income tax purposes. In addition, upon the disposition of such shares, the employee will recognize a capital gain or loss in an amount equal to the difference between the selling price of such shares and the fair market value of such shares on the date of purchase. We will not receive a deduction for U.S. federal income tax purposes with respect to any capital gain or loss recognized by the employee.
Board Approval
The ESPP was adopted by the Compensation Committee and the Board, conditioned on and subject to obtaining stockholder approval of the ESPP.
Required Vote
Approval of this Proposal 4 requires the affirmative vote of a majority of the shares present or represented and entitled to vote thereon at the Annual Meeting. A vote to abstain will have the same effect as a vote against this proposal. A broker non-vote will not count as present and so will have no effect on determining the outcome of the proposal.
Recommendation
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4, THE APPROVAL OF THE AEVA TECHNOLOGIES, INC. EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 5 – ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and corresponding proxy rules under Section 14A of the Exchange Act, the Company is presenting its stockholders with an advisory (non-binding) vote on the executive compensation programs for the Company’s named executive officers (sometimes referred to as “Say on Pay”).
The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s named executive officers as described in the section titled “Executive Compensation,” including the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, included in this Proxy Statement. Please read the Executive Compensation section for a discussion about the Company’s executive compensation programs, including information about compensation of the Company’s named executive officers for the fiscal year ended December 31, 2021.
The advisory vote on executive compensation is not a vote on the Company’s general compensation policies, the compensation of the Company’s Board of Directors, or the Company’s compensation policies as they may relate to risk management.
The Compensation Committee oversees and administers the Company’s executive compensation program, including the determination and implementation of the Company’s compensation philosophy, policies, and objectives. The Compensation Committee has designed the executive compensation program to align executive compensation with the achievement of the Company’s business goals and strategies, both short- and long-term. The Compensation Committee also seeks to provide executive compensation at levels that will allow the Company to continue to be able to attract and retain the best possible executive candidates.
The Company believes that the most significant components of its executive compensation program reflect sound governance practices and are consistent with industry standards. The Board of Directors believes that executive compensation is appropriately allocated between base salary and equity compensation opportunities so as to encourage strong short- and long-term performance, create clear alignment with stockholders and discourage excessive risk-taking. Accordingly, we are asking stockholders to vote for the following resolution:
“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained under “Executive Compensation” is hereby APPROVED”.
The vote solicited by this Proposal 5 is advisory, and therefore is not binding on the Company, the Company’s Board of Directors or the Compensation Committee. The outcome of the vote will not require the Company, the Board of Directors or the Compensation Committee to take any action, and will not be construed as overruling any decision by the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.
Required Vote; Recommendation of the Board
Approval will be obtained if the number of votes of our common stock cast “FOR” the proposal at the Annual Meeting exceeds the number of votes “AGAINST” the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 6 – ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
In addition to providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers (see Proposal 5), we also are seeking a non-binding, advisory vote on how frequently such say-on-pay vote should be presented to our stockholders. At the Annual Meeting, our stockholders will be given the opportunity to vote on whether they prefer to have future say-on-pay votes occur:
•	every year;
•	every two years; or
•	every three years
or alternatively, stockholders may abstain from casting a vote.
In accordance with SEC rules, our stockholders will have the opportunity at least every six years to recommend the frequency of future say-on-pay votes.
The Board of Directors believes that future say-on-pay votes should occur every three years in order to allow our stockholders the ability to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year.
Because the vote on this proposal is advisory in nature, it will not be binding on the Board of Directors. However, the Board of Directors will consider the outcome of the vote along with other factors when making its decision about the frequency of future “say-on-pay” votes. We will disclose the decision of the Board of Directors with respect to the frequency of future “say-on-pay” votes in a Current Report on Form 8-K to be filed in relation to the Annual Meeting.
Required Vote; Recommendation of the Board
For the advisory (non-binding) vote on the frequency of future stockholder advisory votes to approve the compensation paid to the company’s named executive officers, the option among the choices that receives the votes of the holders of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting voting for or against the choices will be deemed to be the frequency preferred by the stockholders. In the event that no option receives a majority of the votes as described in the immediately preceding sentence, the Company will consider the option that receives the most votes cast to be the frequency preferred by our stockholders.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR “THREE YEARS” AS THE PREFERRED FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS
Our named executive officers for the fiscal year ended December 31, 2021 were:
•	Soroush Salehian Dardashti, Chief Executive Officer;
•	Mina Rezk, President and Chief Technology Officer; and
•	Saurabh Sinha, Chief Financial Officer.
Summary biography of our Chief Financial Officer is provided below. Information on Mr. Dardashti and Mr. Rezk can be found under “Proposal 1: Elect Class I Director.” All of our executive officers serve at the discretion of our Board.
Saurabh Sinha, 44. Mr. Sinha serves as Chief Financial Officer of the Company. Mr. Sinha has served as Aeva’s Chief Financial Officer since September 2020. Prior to joining Aeva, Mr. Sinha was the Chief Accounting Officer of JUUL Labs from July 2018 to August 2020 and served as its interim Chief Financial Officer from January 2020 to May 2020. Prior to joining JUUL Labs, Mr. Sinha held various finance leadership roles, from March 2014 to June 2018, at InvenSense Inc., a motion sensors company. Mr. Sinha received his Bachelor of Commerce degree from the University of Delhi, India and his Master of Business Administration from The Wharton School of the University of Pennsylvania.

EXECUTIVE AND DIRECTOR COMPENSATION
This section describes the compensation program for our named executive officers and directors.
Compensation Discussion and Analysis
Compensation Philosophy
Our executive compensation program is designed to achieve the following objectives:
•	Attract and retain a highly talented team of executives;
•	Ensure that the interests of our executive officers are aligned with the interests of our stockholders;
•	Reward our executive officers for their performance and motivate them to achieve the Company’s strategic goals; and
•	Ensure that the total compensation paid to each of our named executive officers is fair, reasonable and competitive.
We provide our executive officers with a significant portion of their compensation through cash incentive compensation determined based upon the achievement of financial, operational and individual performance metrics as well as through equity compensation that vests on the basis of performance milestones and/or continued service.
The following features of our compensation program are designed to align our executive team with stockholder interests and with market best practices:
What We Do		What We Don’t Do
✔	Maintain an industry-specific peer group for evaluating the competitiveness of our pay	✘	Provide tax gross-up payments for any change-in-control payments

✔	Consult with an independent compensation consultant on compensation levels and practices	✘	Provide special or supplemental executive retirement plans that are exclusive to the executive population
✔	Deliver executive compensation primarily through performance-based pay
Executive Compensation Determination Process
Our Compensation Committee expects to review our compensation program for our executive officers annually. In setting executive base salaries and target bonuses and granting equity incentive awards, the Compensation Committee considers compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to our Company.
Our Compensation Committee reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, taking into account the factors noted above, the Compensation Committee then approves, without members of management present, the compensation for each executive officer. The Compensation Committee may also make recommendations to the Board of Directors with respect to the compensation of executive officers.

Use of Competitive Market Data and Peer Groups
Our Compensation Committee is authorized under its charter to retain the services of one or more executive compensation advisors in connection with the establishment of our compensation programs and related policies. In late 2021, as part of the process of transforming the Company’s compensation processes and programs to those expected of a U.S. based publicly traded company, the Compensation Committee sought to engage an external compensation consultant, and ultimately retained a national compensation consultant, Aon Human Capital Solutions practice, a division of Aon in January 2022. Our Compensation Committee engaged Aon to assist with the following objectives:
•	Developing a group of peer companies to help us determine the appropriate level of overall compensation for our executive officers in fiscal 2022;
•	Evaluating the overall competitiveness of our compensation program for our executive officers in fiscal 2022;
•	Evaluating the appropriateness and overall competitiveness of our Company-wide equity compensation guidelines, burn rate and the size of our equity plan share reserve; and
•	Assessing each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers in fiscal 2022 and beyond is deemed appropriate, competitive and fair.
The Compensation Committee directs Aon to provide it with competitive market data and analysis based on a select group of peers and companies and published compensation survey data, as well as information about current market practices and trends, compensation structures and peer group compensation ranges. The competitive market data Aon provides is based on a compensation peer group selected and approved by the Compensation Committee with input and guidance from Aon and published compensation survey data from Radford Surveys in cases where there is insufficient data for specific executive positions with the peer group companies. The compensation peer group is comprised of companies that are considered similar to us at the time of selection based on industry, business focus, and various financial criteria, including revenue, market capitalization, total shareholder return, and research and development expense.
Based on the foregoing criteria, our peer group, as approved by our Compensation Committee in January 2022, is comprised of the following 17 companies:
Cerence Inc.	Canoo Inc.	C3.ai, Inc.
Fisker Inc.	FormFactor, Inc.	FuelCell Energy, Inc.
Hyliion Holdings Corp.	JFrog Ltd.	Luminar Technologies, Inc.
Nikola Corporation	nLIGHT, Inc.	PAR Technology Corporation
Power Integrations, Inc.	QuantumScape Corporation	SiTime Corporation
Velodyne Lidar, Inc.	Virgin Galactic Holding, Inc.
We believe that the compensation practices of our peer group will provide us with appropriate compensation data for purposes of the objectives identified above.
Notwithstanding the similarities of our Company to those of our peer group, due to the nature of our business, we compete for executive talent with many public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater equity compensation upside potential. In large part because we had not yet adopted a peer group until January 2022, we did not target any specific percentile of our peer group with respect to the 2021 compensation program as described in this section; however, the Compensation Committee considered the peer group data provided by Aon as a factor in determining the size of the bonuses to award the named executive officers based on the Company’s performance in 2021. Although the Compensation Committee may target compensation in future years to a specific percentile of the peer group data, they also expect to consider other criteria, including market factors, the experience level of the executive and the executive’s performance against established company goals, in determining variations to this general target range.

2021 Executive Compensation
Base Salary
We provide base salaries to our named executive officers to compensate them with a fair and competitive base level of compensation for services rendered during the year. Our Board of Directors has historically determined our executives’ base salaries; however, base salaries are now determined by the Compensation Committee.
In March 2021 we approved increases in base salary for Mr. Dardashti and Mr. Rezk, retroactive to January 1, 2021, based on the increased responsibilities associated with their roles as named executive officers of a publicly traded company following the deSPAC transaction. Mr. Sinha’s employment commenced in September 2020, and we determined that no adjustment to his base salary was needed due to the limited period of time that had elapsed between his hire date and the effective date of the 2021 merit increases for the other executive officers. The table below sets forth the adjustments to base salary that were approved for each of Mr. Dardashti and Mr. Rezk:
Name and Principal Position	FY2020 Salary	FY2021 Salary
Soroush Salehian Dardashti Chief Executive Officer	$320,000	$450,000
Mina Rezk President and Chief Technology Officer	$370,000	$500,000
2021 Bonuses
Transaction Bonuses. In connection with the completion of the deSPAC transaction, the Board of Directors approved the payment of the following transaction-based bonuses to our named executive officers in March 2021.
deSPAC Cash Transaction Bonus
Name
Soroush Salehian Dardashti	$1,000,000
Mina Rezk	$1,000,000
Saurabh Sinha	$100,000
Spot Bonuses.In response to the competitive market for talent at all levels in the San Francisco Bay Area where we are headquartered, and to show the Company’s appreciation for the hard work of the Company’s employees at all levels, in December 2021 each of the Company’s employees, including the Company’s named executive officers, were awarded a spot bonus in the amount of $1,000.
Annual Bonuses. We have historically paid discretionary annual bonuses and continued to do so with respect to 2021. In May 2022, the Company awarded Messrs. Dardashti, Rezk and Sinha cash bonuses of $550,000, $1,000,000, and $210,000, respectively, for services in 2021. These amounts were determined to be appropriate to reward our named executive officers for their performance in 2021 along with the achievement of certain company milestones. Mr. Rezk’s bonus was increased by an amount intended to facilitate the relocation of himself and his family from Virginia to California and account for the expense associated with the exploration of the relocation.

2021 Summary Compensation Table
The following table sets forth the total compensation awarded to, earned by and paid during the fiscal years ended December 31, 2021 and December 31, 2020 for each of our named executive officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)	Stock Awards ($)	All other compensation ($)	Total ($)
Soroush Salehian Dardashti Chief Executive Officer	2021	450,000	1,551,000	—	—	12,300(2)	2,013,300
	2020	320,000	120,000	2,070,051	—		2,510,051
Mina Rezk President & Chief Technology Officer	2021	500,000	2,001,000	—	—	129,878(3)	2,630,878
	2020	370,000	120,000	3,848,697	—	105,156	4,443,853
Saurabh Sinha Chief Financial Officer	2021	300,000	311,000	—			611,000
	2020	76,367	—	—	8,026,241		8,102,608
1)
2021 bonus amounts reflect (i) discretionary bonuses paid to the named individual upon the completion of the Company’s deSPAC transaction, as detailed in the “deSPAC Cash Transaction Bonus” table above; (ii) a Company-wide spot bonus in the amount of $1,000 awarded in December 2021; and (iii) the 2021 annual bonus paid in May 2022, whereby the Company awarded Messrs. Dardashti, Rezk and Sinha cash bonuses of $550,000, $1,000,000, and $210,000, respectively, for services in 2021.

2)	Amount shown reflects a $3,600 meal allowance and a 401(k) plan matching contribution in the amount of $8,700.
3)	Amount shown reflects $56,204 in housing and living expense, $40,785 in Company paid airfare, $3,600 in meal allowance and $8,700 in 401(k) matching contributions for Mr. Rezk.
Grants of Plan-Based Awards
No equity awards were made to our named executive officers in the 2021 fiscal year.
Outstanding Equity Awards at Fiscal Year End
The following table presents information regarding all outstanding equity awards held by each of our named executive officers on December 31, 2021.
		Option Awards(1)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Soroush Salehian Dardashti	1/23/2020(2)	868,930	944,491	0.5476	1/23/2030	—
	2/6/2019	1,880,461	—	0.2622	2/6/2029	—
Mina Rezk	1/23/2020(2)	1,615,540	1,756,023	0.5476	1/23/2030	—
	2/6/2019	3,496,203	—	0.2622	2/6/2029	—
Saurabh Sinha	11/18/2020(3)	—	—	—		820,940	6,206,306
1)	Each option grant is subject to the terms of our 2016 Stock Incentive Plan (“2016 Plan”). Shares underlying each award granted under our 2016 Plan are shares of common stock of the Company.
2)
Shares subject to the stock option vest in 48 equal installments on each monthly anniversary of the grant date, subject to accelerated vesting upon a termination of employment with the Company without “cause” or a resignation for “good reason” (each such term as defined in the applicable award agreement) that occurs in connection with or 12 months after the closing of a Business Combination (as defined in the applicable award agreement).

3)
The restricted stock unit award to Mr. Sinha became eligible to vest only in the event a certain business combination was successfully completed, which occurred in connection with the completion of the deSPAC transaction. With respect to 864,155 of the shares subject to the restricted stock unit award, 25% of such shares vested on September 28, 2021, and the remaining 75% of such underlying shares vest in six equal semi-annual installments thereafter and with respect to 172,827 of the shares subject to the restricted stock unit award, 25% of such shares vested on March 12, 2022, and the remaining 75% of such underlying shares will vest in six equal semi-annual installments thereafter; however all of the shares subject to the restricted stock unit award will vest upon the termination of the recipient’s service to the company without cause (as defined in the 2016 Plan) or by Mr. Sinha for good reason (as defined in the recipient’s employment offer letter) within 12 months following a change in control.

4)	The market value is based on the $7.56 fair market value of our common stock on December 31, 2021, the closing selling price of our common stock on such date.

Option Exercises and Stock Vested
The following table shows information regarding the vesting of stock awards held by our named executive officers during fiscal year 2021. None of our named executive officers exercised stock options during 2021.
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Saurabh Sinha	216,042	1,698,090
Pension Benefits and Nonqualified Deferred Compensation.
We do not maintain any pension or non-qualified deferred compensation plans or arrangements.
Employment Agreements
We have entered into employment agreements with each of our named executive officers which provide for “at will” employment.
Each of our named executive officers is also subject to a non-competition, non-solicitation, confidentiality, and assignment agreement, which provides for a perpetual post-termination confidentiality covenant as well as non-competition and non-solicitation of customers, employees and consultants covenants that apply during employment and for one year following termination, subject to the type of termination in the case of the non-competition provision.
Chief Executive Officer Employment Agreement
On May 27, 2022, the Company entered into a new employment agreement with Mr. Dardashti (the “CEO Employment Agreement”), which amends and supersedes the terms of Mr. Dardashti’s prior offer letter dated December 15, 2016, pursuant to which Mr. Dardashti will continue to serve as our Chief Executive Officer and report to the Company’s Board of Directors. Mr. Dardashti’s duties, responsibilities and permitted activities are substantially identical to his original offer letter. The CEO Employment Agreement provides that, during the term, Mr. Dardashti will be eligible to receive (i) an annual base salary of $550,000, (ii) annual cash bonuses (as described below), and (iii) customary health and retirement benefits.
Commencing in calendar year 2022, Mr. Dardashti’s initial target annual incentive compensation shall be 100% of his base salary with a maximum achievement of 150% of the base salary. The actual amount of the annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time.
President and Chief Technology Officer Employment Agreement
On May 27, 2022, the Company entered into a new employment agreement with Mr. Rezk (the “CTO Employment Agreement”), which amends and supersedes the terms of Mr. Rezk’s prior offer letter dated December 15, 2016, pursuant to which Mr. Rezk will continue to serve as our President and Chief Technology Officer and report to the Chief Executive Officer. Mr. Rezk’s duties, responsibilities and permitted activities are substantially identical to his original offer letter. The CTO Employment Agreement provides that, during the term, Mr. Rezk will be eligible to receive (i) an annual base salary of $550,000, (ii) annual cash bonuses (as described below), (iii) a relocation allowance (as described below), and (iv) customary health and retirement benefits.
Commencing in calendar year 2022, Mr. Rezk’s initial target annual incentive compensation shall be 100% of his base salary with a maximum achievement of 150% of his base salary. The actual amount of the annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time.
To facilitate and incent Mr. Rezk’s permanent relocation to the Company’s headquarters, Mr. Rezk shall be entitled to a one-time payment of $130,000 for moving expenses and a monthly stipend of $30,000 for 36 months beginning on the date Mr. Rezk has relocated to within 60 miles of the Company’s headquarters.
Chief Financial Officer Employment Agreement
On May 27, 2022, Aeva entered into a new employment agreement with Saurabh Sinha (the “CFO Employment Agreement”), which amends and supersedes the terms of Mr. Sinha’s prior offer letter dated September 29, 2020, pursuant to which Mr. Sinha will continue to serve as our Chief Financial Officer and report to the Chief Executive Officer. Mr. Sinha’s duties, responsibilities and permitted activities are substantially identical to his original offer letter.
The CFO Employment Agreement provides that, during the term, Mr. Sinha will be eligible to receive (i) an annual base salary of $450,000, (ii) annual cash bonuses (as described below), and (iii) customary health and retirement benefits.
Commencing in calendar year 2022, Mr. Sinha’s initial target annual incentive compensation shall be 65% of his base salary. The actual amount of the annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time.
Severance and Change of Control Arrangement
In the event Mr. Dardashti, Rezk or Sinha’s employment is terminated by the Company without Cause or by the officer for Good Reason other than during the period commencing 90 days prior to and ending 12 months following a Change in Control, subject to execution and non-revocation of a Separation Agreement, each officer would be entitled to:
•	12 months (9 months in the case of Mr. Sinha) of the then-current base salary, payable in a lump sum in cash;
•	An amount equal to the target bonus for the then-current year, payable in a lump sum in cash;
•
Company-paid coverage under the Company’s group health plan or monthly payments necessary to cover the full premiums for continued coverage under the Company’s plan through COBRA, which payments will be grossed up for applicable taxes, for up to 12 months following the date of termination (but ceasing once equivalent employer-paid coverage is otherwise available).

In the event that Mr. Dardashti, Rezk or Sinha’s employment is terminated during the period commencing 90 days prior to and ending 12 months following a Change in Control, subject to his execution and non-revocation of a Separation Agreement, each officer would be entitled to:
•	12 months of the then-current base salary (or the officer’s base salary in effect immediately prior to the Change in Control, if higher), payable in a lump sum in cash;
•	An amount equal to the target bonus for the then-current year (or the target bonus in effect immediately prior to the Change in Control, if higher), payable in a lump sum in cash;
•	accelerated vesting of all outstanding stock options and other stock-based awards that are subject solely to time-based vesting; and
•	continued health benefits as described above.
In the case of a termination of Mr. Rezk’s employment for the reasons described above, Mr. Rezk will also be entitled to a lump sum cash payment equal to the monthly stipend multiplied by 36 minus the total amount of all monthly stipends paid by the Company to Mr. Rezk prior to his termination.
Potential Payments Upon Termination or Change of Control
The amount of compensation and benefits payable to each of our named executive officers upon a change in control has been estimated in the table below.
Each outstanding equity award held by our named executive officers provides that such award will vest on an accelerated basis in the event the executive officer’s service relationship is terminated by the company without “cause” or in the event the executive officer resigns for “good reason” (each such term as defined in the applicable award agreement) in connection with or 12 months after a change in control.
The value of the accelerated vesting was calculated based on the assumption that the change in control and executive officer’s employment termination occurred on December 31, 2021 under circumstances that constituted a termination without “cause” or a resignation for “good reason.” The per share closing price of the Company’s stock on the New York Stock Exchange as of December 31, 2021 was $7.56, which was used as the value of the Company’s stock in the change in control. The value of the option vesting acceleration was calculated by multiplying the number of unvested option shares outstanding on December 31, 2021, by the difference between $7.56 and the per share exercise price for such unvested option shares. The value of restricted share unit vesting acceleration was calculated by multiplying the number of unvested restricted share units as of December 31, 2021, by the per share closing price of the Company’s stock as of December 31, 2021.
Executive	Executive Benefits and Payment upon Termination	Termination by Company without Cause or Voluntary Resignation for Good Reason within 12 months Following a Change in Control ($)
Soroush Salehian Dardashti	Acceleration of Option Shares	$6,623,148
	Acceleration of Restricted Stock Units	—
Mina Rezk	Acceleration of Option Shares	$12,313,935
	Acceleration of Restricted Stock Units	—
Saurabh Sinha	Acceleration of Option Shares	—
	Acceleration of Restricted Stock Units	$6,206,306
Chief Executive Officer Pay Ratio
As required by Section 953(b) of the Dodd-Frank Act, we are providing the following information about the relationship between the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer.
When determining our median compensated employee, we included annual base salary for our employee population of approximately 226 employees, of which all but one are full-time, other than our Chief Executive Officer, as of December 31, 2021 (the “Determination Date”), and annualized the base salary for all employees hired between January 1, 2021 and December 31, 2021, and remained actively employed on December 31, 2021.
For fiscal 2021, the annual total compensation for the median employee of Aeva (other than our Chief Executive Officer) was $208,228. The CEO Employment Agreement will result in an annual total compensation of our Chief Executive Officer was $2,013,300. Based on this information, for fiscal year 2021, we estimate that the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of the median employee was 10 to 1.
The pay ratio described above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee permit companies to use a wide range of methodologies, assumptions and exclusions. As a result, it may not necessarily be meaningful to compare pay ratios reported by other companies.
This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the company used the foregoing pay ratio measure in making compensation decisions.
Long-Term Incentives
Although we do not have a formal policy with respect to the grant of equity incentive awards to our named executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention over the vesting period.
Our Compensation Committee expects to periodically review the equity-based incentive compensation holdings of our named executive officers and may grant equity incentive awards that vest on the basis of performance metrics and/or a service-based vesting schedule from time to time. In fiscal 2021, the Compensation Committee determined that the size and value of outstanding unvested equity awards held by our named executive officers represented a significant incentive to retain those executive officers in the near term. As a result, we did not grant equity awards to our named executive officers in fiscal 2021, although we may do so in one or more future years. We previously granted stock option awards to purchase shares of our stock to Messrs. Dardashti and Rezk in fiscal years preceding 2021, and restricted stock units to Mr. Sinha in fiscal year 2020 that vest over a four year period, as described in more detail in the “2021 Summary Compensation Table” above.

The market for qualified and talented employees and executives in the San Francisco Bay Area where our offices are headquartered is highly competitive and we compete for talent with many companies that have significantly greater resources than we do. Accordingly, we believe the potential upside of equity compensation is a crucial component of any competitive executive compensation package we offer. In connection with our engagement of Aon, we began the process of evaluating the appropriateness and overall competitiveness of our Company-wide equity compensation guidelines, burn rate and the size of our equity plan share reserve.
In determining the form, size, frequency, and material terms of named executive officer equity awards in 2022 and beyond, our Compensation Committee expects to consider, among other factors, each executive officer’s role criticality relative to others at our company and the Company’s major strategic initiatives, company and individual performance, the equity awards provided to executive officers in similar roles of our peer companies, any outstanding contractual obligations to award equity to an executive officer, and the determination of our Compensation Committee, Chief Executive Officer, and compensation consultants of the essential need to retain these executive officers.
Benefits and Other Compensation
Health and Welfare Benefits
Other compensation to our executives consists primarily of the broad-based benefits we provide to all full-time employees in the United States, including medical and dental insurance, and a 401(k) plan.
Our tax-qualified 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, employees may elect to defer up to 100% of their eligible compensation subject to applicable annual limits set pursuant to the Internal Revenue Code. Our 401(k) plan permits participants to make both pre-tax and certain after-tax (Roth) deferral contributions. The retirement plan is intended to qualify under Section 401(a) of the Code. We match 50% of employees’ contributions to the 401(k) plan up to 3% of compensation. Employees are 100% vested in their contributions to the 401(k) plan, and a vesting schedule is applied to the company match.
Perquisites
Our compensation philosophy is generally not to provide significant perquisites to our named executive officers. However, we believe that Mr. Rezk’s presence in our Silicon Valley offices is critical to our culture and to the commercialization of our technology. As a result, Mr. Rezk, who is based in Virginia, received company-paid airfare, housing and living expense benefits from us in connection with his frequent business travel to our Silicon Valley offices. We believe the provision of such airfare and housing and living expenses is appropriate and necessary to our culture, the commercialization of our technology, and to assist him in the performance of his duties. His airfare, housing and other travel-based commuting benefits represented an aggregate payment during 2021 of $96,989.
Pension and Deferred Compensation Plans
We do not offer any defined benefit pension plans or nonqualified deferred compensation arrangements for our employees.
Director Compensation
On September 26, 2022, our Board adopted a compensation plan for non-employee Directors serving on our Board (the “2022 Director Compensation Plan”) in order to attract and retain qualified individuals. We do not compensate our Chairperson or our CEO, each of whom is employed by us, for serving as directors. Prior to the adoption of the 2022 Director Compensation Plan, we did not compensate our non-employee directors for service on the Board.
The 2022 Director Compensation Plan provides for:
•	a $50,000 annual cash retainer;
•	an additional $10,000 cash retainer for service on each committee; and
•	$150,000 annual RSU grant with a grant date of the annual meeting and vesting on the first anniversary of the grant date (subject to continued service) or upon a change of control.
In addition, non-employee directors are reimbursed for reasonable out-of-pocket expenses.

Tax and Accounting Considerations
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. Those executive officers generally consist of a public corporation’s chief executive officer, chief financial officer and up to three other executive officers whose compensation is required to be disclosed to stockholders under the Securities Exchange Act as amended, because they are our most highly-compensated executive officers, and certain former executive officers.
In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, the Compensation Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals. The Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.
Section 409A of the Internal Revenue Code
Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a nonqualified deferred compensation plan, Section 409A of the Code may apply to certain severance arrangements, bonus arrangements and equity awards. We intend to structure all our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standards Board (“FASB”) ASC 718 for our stock-based compensation awards. FASB ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board of Directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Compensation Risk Assessment
We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executives to produce superior short- and long-term results that are in the best interests of our Company and stockholders in order to attain our ultimate objective of increasing stockholder value, and we have established, and our Compensation Committee endorses, several controls to address and mitigate compensation related risk. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

REPORT OF THE COMPENSATION COMMITTEE
The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this Proxy Statement with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Shahin Farshchi, Committee Chair
Hrach Simonian
Ahmed Fattouh

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of September 1, 2022 by:
•	each person who is the beneficial owner of more than 5% of the outstanding shares of common stock;
•	each of the Company’s named executive officers and directors; and
•	all of the Company’s executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. In computing the number of shares of the Company’s common stock beneficially owned by a person or entity and the percentage ownership, the Company deemed outstanding shares of its common stock subject to options and warrants held by that person or entity that are currently exercisable or exercisable within 60 days of September 1, 2022. The Company did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the Company believes that the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock.
Unless otherwise noted, the address of each beneficial owner is c/o Aeva Technologies, Inc., 555 Ellis Street, Mountain View, California 94043.
We have based our calculation of the percentage of beneficial ownership on 217,993,803 shares of our common stock outstanding as of September 1, 2022.
Name and Address of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
5% Stockholders:
Entities affiliated with Sylebra Capital LTD(1)	27,101,533	12.4%
Canaan Partners XI LLC(2)	18,485,197	8.5%
Entities affiliated with Lux Ventures IV, L.P.(3)	16,651,687	7.6%

Directors and Named Executive Officers:
Soroush Salehian Dardashti(4)	27,440,307	12.4%
Mina Rezk(5)	51,017,737	22.8%
Saurabh Sinha(6)	465,940	*
Shahin Farshchi	19,407	*
Hrach Simonian	—	—
Erin Polek	—	—
Christopher Eberle	—	—
Stephen Zadesky	—	—
Ahmed Fattouh	—	—
Directors and executive officers as a group (9 individuals)	78,943,391	34.7%
*	Indicates less than 1%
1)
Solely based on information in a Form 13F jointly filed with the SEC on August 16, 2022 by Sylebra Capital LTD and Sylebra Capital LLC, indicating it had sole voting and dispositive power for 27,101,533 shares of our common stock.

2)
Solely based on information in a Form 13F filed with the SEC on August 10, 2022 by Canaan Partners XI LLC, indicating it had sole voting and dispositive power for 18,485,197 shares of our common stock.

3)
Solely based on information in a Schedule 13D filed with the SEC on August 5, 2022 by Lux Venture Partners IV, LLC; Lux Ventures IV, L.P.; Lux Co-Invest Partners, LLC; and Lux Co-Invest Opportunities, L.P. The Schedule 13D indicates that as of August 1, 2022, Lux Ventures IV, L.P. directly owns 14,692,316 shares of our common stock and Lux Co-Invest Opportunities, L.P. directly owns

1,959,371 shares of our common stock. The Schedule 13D indicates that Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Lux Managers”). The Schedule 13D indicates that each of Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Lux Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.
4)
Interests shown consist of (a) 24,275,340 shares of our common stock held by a trust for which Mr. Salehian serves as the trustee and (b) 3,164,967 shares subject to options exercisable within 60 days of September 1, 2022.

5)
Interests shown consist of (a) 45,133,344 shares of our common stock held by a trust for which Mr. Rezk serves as the trustee and (b) 5,884,393 shares subject to options exercisable within 60 days of September 1, 2022.

6)
Interests shown consist of (a) 183,191 shares of our common stock held directly by Mr. Sinha, (b) 153,125 shares subject to options exercisable within 60 days of September 1, 2022 and (c) 129,624 restricted stock units that will vest within 60 days of September 1, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Transactions
Amended and Restated Registration Rights Agreement
On March 12, 2021, the Company, certain of our stockholders affiliated with InterPrivate LLC (the “Sponsor Holders”), and certain stockholders of Legacy Aeva (together with the Sponsor Holders, the “Holders”) entered into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”).
Pursuant to the terms of the Registration Rights Agreement, we are obligated to file a registration statement to register the resale of certain of our securities held by the Holders. In addition, subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $30 million. The Registration Rights Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
Stockholders Agreement
InterPrivate Acquisition Corp., InterPrivate Acquisition Management LLC and certain stockholders of the Company entered into a Stockholders Agreement, dated March 12, 2021 (the “Stockholders Agreement”), to provide for certain governance matters relating to the Company.
Pursuant to the terms of the Stockholders Agreement, the initial size of the Board of Directors was set at seven members and initially consisted of five directors, with two vacancies. We refer to this as the “Initial Board.” At least three of the independent directors met the independence requirements under Rule 10A-3 promulgated under the Exchange Act with respect to service on the Audit Committee of the Board of Directors. We refer to each of these directors as an “Audit Committee Qualified Director.” The Initial Board consisted of: (i) the Audit Committee Qualified Director designated by the InterPrivate Acquisition Management LLC (the “IPV Director”), Ahmed M. Fattouh, designated a Class I director; (ii) the independent director designated by Lux (the “Lux Director”), Shahin Farshchi and (iii) the Audit Committee Qualified Director designated by Canaan (the “Canaan Director”), Hrach Simonian, designated the Class II directors; and (iv) Mr. Dardashti and (v) Mr. Rezk, designated Class III directors.
Subject to the rules of the NYSE, from and after March 12, 2021, each of Soroush Salehian Dardashti and Mina Rezk is entitled to nominate himself to continue to serve on the Board until such time as he holds less than 5% of our outstanding common stock (or his earlier death or incapacity), and we will include such nominees in our proxy materials for each applicable meeting of stockholders and, subject to applicable law and the exercise of fiduciary duties, recommend to our stockholders that each such nominee be elected at such meeting. Mr. Rezk will serve as Chairman of the Board of Directors for so long as he is a director. In the event Mr. Rezk is no longer a director, then Mr. Salehian will serve as the Chairman of the Board of Directors so long as he is a director.
Sylebra Letter Agreement
On September 27, 2022, we entered into a letter agreement (the “Sylebra Letter Agreement”) with Sylebra HK Company Limited (“Sylebra”), one of our significant stockholders, and Mr. Eberle. Among other things, in connection with the Sylebra Letter Agreement, (i) we increased the size of the Board from seven directors to nine directors, and (ii) we appointed Mr. Eberle to serve as a director with a term expiring at our 2024 annual meeting of stockholders. The Sylebra Letter Agreement further provides that Sylebra and its Associates (as defined in Rule 12b-2 promulgated under the Exchange Act) will abide by certain customary standstill provisions, lasting from the date of the Sylebra Letter Agreement until the termination of the Sylebra Letter Agreement. Other than as described herein, there are no arrangements or understandings between Mr. Eberle, on the one hand, and us or any other persons, on the other hand, pursuant to which Mr. Eberle was selected as a director.
Indemnification Agreements
The Company has entered into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Second Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws. These agreements, among other things, will require the Company to indemnify our directors and executive officers for certain expenses, including attorneys; fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request. The Company believes that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in the Second Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Advisory Agreement
Prior to his appointment on the Board, Mr. Zadesky served on the Company’s Board of Advisors. For his service on the Board of Advisors, the Company granted Mr. Zadesky an equity award of 100,000 RSUs.
Related Person Transaction Policy
The Board of Directors of the Company has adopted a written Related Person Transaction Policy that sets forth the policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” A “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Aeva or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to the Company as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Company’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Company’s Audit Committee (or, where review by the Company’s Audit Committee would be inappropriate, to another independent body of the Board of Directors) for review. To identify related person transactions in advance, the Company will rely on information supplied by the Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Company’s Audit Committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•	the risks, costs, and benefits to the Company;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties.
The Company’s Audit Committee will approve only those transactions that it determines are fair to us and in Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
AND FREQUENTLY ASKED QUESTIONS
Voting Instructions and Information
How do I attend the Annual Meeting?
We will be hosting the 2022 Annual Meeting live via the internet on November 18, 2022 at 10:00 a.m. (Pacific time). You will be able to attend the 2022 Annual Meeting, vote your shares electronically and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/AEVA2022. You will be able to attend the 2022 Annual Meeting from any location with internet connectivity. You will not be able to attend the 2022 Annual Meeting in person.
Appointing a proxy in response to this solicitation will not affect your right to attend the 2022 Annual Meeting and to vote during the 2022 Annual Meeting. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.
Stockholders may submit questions and comments before and during the meeting. During the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of procedure. The rules of procedure will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on the Investor Relations page on our website at https://investors.aeva.com/overview/default.aspx, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
The Annual Meeting webcast will begin promptly at 10:00 a.m. (Pacific time). We encourage you to access the meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 9:45 a.m. (Pacific time), and you should allow ample time for the check-in procedures.
What matters will be presented?
We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, then proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, then proxies can vote your shares at the adjournment or postponement as well.
Are all of the Company’s directors standing for election at the 2022 Annual Meeting?
No, only the Board-nominated Class I director is standing for election at this time. Our Class II directors will stand for election at the 2023 Annual Meeting and our Class III directors will stand for election at the 2024 Annual Meeting.
Why is the 2022 Annual Meeting being held online?
Due to the ongoing public health impact of the COVID-19 pandemic, and to support the health and well-being of our stockholders and other participants at the Annual Meeting, this year the Annual Meeting will be a virtual meeting of stockholders held via a live webcast. The virtual meeting will provide the same rights and advantages of a physical meeting. Stockholders will be able to present questions online during the meeting, providing our stockholders with the opportunity for meaningful engagement with the Company.
How do stockholders participate in the virtual meeting?
To participate in the meeting, you must have the 16-digit number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You may access the Annual Meeting by visiting www.virtualshareholdermeeting.com/AEVA2022. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log in page.
Will stockholders be able to participate in the virtual meeting on the same basis stockholders would be able to participate in an in-person annual meeting?
The virtual meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world that has internet connection at little to no cost, while protecting the health and well-being of our stockholders and other participants at the Annual Meeting.

We designed the format of the virtual meeting to ensure that stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance shareholder access, participation and communication through online tools. We will take the following steps to ensure such an experience:
•	providing stockholders with the ability to submit appropriate questions in advance of the meeting to ensure thoughtful responses from management and the Board;
•	providing stockholders with the ability to submit appropriate questions real-time via the meeting website; and
•	answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.
What stockholders are entitled to vote?
You may vote if you owned shares of our common stock as of September 26, 2022, which is the record date for the Annual Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock that you owned on that date. As of September 1, 2022, we had 217,993,803 shares of common stock outstanding.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered to be the stockholder of record with respect to those shares, and we have sent the Notice of Internet Availability directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote during the live webcast of the Annual Meeting.
Beneficial Owner Stockholders. If your shares are held in a stock brokerage account or by a bank or other intermediary, you are considered to be the beneficial owner of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your bank, broker, or intermediary (which is considered to be the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your bank, broker, or intermediary on how to vote. Your bank, broker, or intermediary has sent you a voting instruction card for you to use in directing the bank, broker, or intermediary regarding how to vote your shares. However, since you are not the stockholder of record, you may not vote these shares during the live webcast of the Annual Meeting.
Who will tabulate the votes?
Broadridge Financial Solutions will tabulate the votes and an independent third party will serve as Inspector of Elections.
How do I vote?
If you plan to attend the Annual Meeting, you may vote and submit questions while attending the meeting via live webcast. You will need the 16-digit number included on your Notice of Availability or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the meeting. Shares held in your name as the stockholder of record may be voted by you, while the polls remain open, at www.virtualshareholdermeeting.com/AEVA2022 during the meeting.
If your common stock is held in your name, there are three ways for you to vote by proxy:
•	If you received a paper copy of the proxy materials by mail, mail the completed proxy card in the enclosed return envelope;
•	Call 1 800-690-6903; or
•	Log on to the internet at www.proxyvote.com and follow the instructions at that site. The website address for internet voting is also provided on your Notice of Availability.

Telephone and internet proxy voting will close at 11:59 p.m. (Eastern time) on November 17, 2022 (although you may also vote live at the Annual Meeting). Proxies submitted by mail must be received prior to the meeting. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your common stock:
•	FOR the nominee for director named in this Proxy Statement; and
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.
If your common stock is held in the name of your broker, bank or other nominee, then you should receive separate instructions from the holder of your common stock describing how to vote your common stock.
Even if you plan to attend the Annual Meeting via live webcast, we recommend that you vote your common stock in advance as described above so that your vote will be counted if you later decide not to participate in the virtual Annual Meeting.
What happens if I do not vote? What is the effect of broker non-votes?
If you are a stockholder of record, then your shares will not be voted if you do not provide your proxy, unless you attend the live webcast and vote online during the Annual Meeting.
If (i) you are the beneficial owner of shares held in the name of a broker, trustee or other nominee, (ii) you do not provide that broker, trustee or other nominee with voting instructions, (iii) such person does not have discretionary authority to vote on such proposal, and (iv) you do not attend the live webcast and vote online during the Annual Meeting, then a “broker non-vote” will occur. Under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. Our Proposal 2 (ratify the appointment of our independent registered public accounting firm for 2022) is the only proposal in this Proxy Statement that is considered a routine matter. The other proposals are not considered routine matters, and without your instructions, your broker cannot vote your shares. For all other proposals, broker non-votes are not considered “present,” and as such, broker non-votes will not affect the outcome of any such other proposals.
How is a quorum determined?
Holders of a majority in voting power of the stock entitled to vote at the Annual Meeting must be present or represented by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares that vote with respect to at least one proposal to be considered at the Annual Meeting, votes to “WITHHOLD” authority on the election of directors, and votes to “ABSTAIN,” broker votes and broker non-votes (only when accompanied by broker votes with respect to at least one matter at the meeting) are counted as present and entitled to vote for purposes of determining a meeting quorum. No business may be conducted at the Annual Meeting if a quorum is not present. Stockholders attending the Annual Meeting through the live webcast will be considered present for the purposes of determining a meeting quorum. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the meeting, until a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the meeting.
What vote levels are required to pass an item of business?
Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 1	Election of Class I Director	Plurality of Votes Cast for each Director Nominee	No
Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes
Proposal 3	Approval the Amendment to our 2021 Incentive Award Plan	Majority of Votes Cast	No
Proposal 4	Approval our Employee Stock Purchase Plan	Majority of Votes Cast	No

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal 5	Advisory (non-binding) vote to approve the compensation of our named executive officers;	Majority of Votes Cast	No
Proposal 6	Advisory (non-binding) vote on the frequency of future advisory votes on executive compensation;	Majority of Votes Cast	No
With respect to Proposal 1, you may vote “FOR” or “WITHHOLD”. Only votes cast “FOR will be counted in the election of directors. Votes cast to “WITHHOLD” will result in the nominee receiving fewer votes but will not count as a vote against the nominee. The individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. This means that the nominee receiving the highest number of votes at the Annual Meeting will be elected, even if these votes do not constitute a majority of the votes cast.
With respect to Proposals 2-6 you may vote “FOR,” “AGAINST” or “ABSTAIN.”
If you abstain from voting on this matter, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.
Proposal 2 (ratify the appointment of our independent registered public accounting firm for 2022) is the only proposal on which your broker is entitled to vote your shares if no instructions are received from you.
What are the Board's voting recommendations?
•	FOR election of our Board-nominated slate of directors (see Proposal 1);
•
FOR the ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, to be the auditors of our annual financial statements for the fiscal year ending December 31, 2022 (see Proposal 2).

•	FOR the approval of the amendment to our 2021 Incentive Award Plan (see Proposal 3);
•	FOR the approval our Employee Stock Purchase Plan (see Proposal 4);
•	FOR the approval of the advisory (non-binding) vote to approve the compensation of our named executive officers (see Proposal 5);
•	FOR the frequency of the advisory (non-binding) vote to approve the compensation of our named executive officers by held every three years (see Proposal 6).
Unless you give other instructions on your proxy card, the persons named as proxies on the proxy card will vote in accordance with the recommendations of the Board.
Where can I find the voting results?
Preliminary voting results will be announced at the 2022 Annual Meeting, and final voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.
How can I revoke my proxy?
You can revoke your proxy if your common stock is held in your name by:
•	Filing written notice of revocation before our Annual Meeting with our Vice President of Legal at 555 Ellis Street, Mountain View, California 94043;
•	Signing a proxy bearing a later date and delivering it before our Annual Meeting; or
•	Attending the live webcast and voting online during the Annual Meeting.
If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What are the costs of proxy solicitations?
Our Board solicits proxies on our behalf, and we will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the internet, by telephone or by facsimile transmission, without additional remuneration.
We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.
Where you can find our corporate governance materials?
Current copies of our Board’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are published in the Governance Documents section of the Investor Relations page on our website at https://investors.aeva.com/governance/governance-documents/default.aspx. We are not, however, including the other information contained on or available through our website as a part of, or incorporating such information by reference into, this Proxy Statement.
Elimination of Paper and Duplicative Materials
Internet availability
Pursuant to rules adopted by the SEC, we are providing access to our proxy materials over the internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
Important Notice: Our 2022 Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available free of charge on our investor relations website at https://investors.aeva.com/. We will provide by mail, without charge, a copy of our Annual Report on Form 10-K at your request. Please direct all inquiries to our Investor Relations Department at Aeva Technologies, Inc., at 555 Ellis Street, Mountain View, California 94043, or by email at investors@aeva.ai.
Householding
Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. If you wish to receive a separate copy of the Annual Report and Proxy Statement or of future annual reports and proxy statements, then you may contact our Investor Relations Department by (i) mail at Aeva Technologies, Inc., Attention: Investor Relations, 555 Ellis Street, Mountain View, California 94043, or (ii) e-mail at investors@aeva.ai. You can also contact your broker, bank or other nominee to make a similar request. If we did not household your proxy materials for the 2022 Annual Meeting but you would like us to do so in the future, please contact our Investor Relations Department by mail, telephone or email as listed above.
Incorporation by Reference
The Audit Committee Report contained herein shall not be deemed to be “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent specifically incorporated by reference therein. In addition, we are not including any information contained on or available through our corporate website or any other website that we may maintain as part of, or incorporating such information by reference into, this Proxy Statement.

Transfer Agent Information
Continental Stock Transfer & Trust Company (CST) is the transfer agent for the common stock of Aeva Technologies, Inc. CST can be reached at 917.262.2373 or via email at proxy@continentalstock.com. You should contact CST if you are a registered stockholder and have a question about your account or if you would like to report a change in your name or address. CST can also be contacted as follows:
Regular, Registered or Overnight Mail
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004

Annex A
Amendment No. 1 to Aeva Technologies, Inc. 2021 Incentive Award Plan
This Amendment No. 1 to the Aeva Technologies, Inc. 2021 Incentive Award Plan (this “Amendment”) was approved by the Board of Directors of Aeva Technologies, Inc. on September 26, 2022, subject to stockholder approval at the Aeva Technologies, Inc. 2022 Annual Meeting of Stockholders. Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Aeva Technologies, Inc. 2021 Incentive Award Plan (the “Plan”).
1. Section 4.1 of the Plan (Number of Shares) is amended and restated in its entirety to read as follows:
“4.1. Number of Shares. Subject to adjustment under Article VIII and the terms of Article IV, Awards may be made under the Plan covering up to the Overall Share Limit; provided, however, that the Overall Share Limit shall be increased on the first day of each calendar year beginning with calendar year 2023 in an amount equal to the least of (x) 5% of the total number of Shares outstanding on the last day of the immediately preceding calendar year, and (y) a lower number of Shares as determined by the Board. As of the Effective Date, the Company ceased granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.”
2. Section 4.3 of the Plan (Incentive Stock Option Limitations) is amended by replacing the reference to “12,738,379” with “39,063,679”.
3. Section 11.25 of the Plan (“Overall Share Limit”) is amended and restated in its entirety to read as follows:
“11.25 “Overall Share Limit” means the sum of (i) 39,063,679 Shares subject to adjustment pursuant to Section 4.1 and (ii) any Shares that are subject to Prior Plan Awards that become available for issuance under the Plan pursuant to Article IV.”
4. All references in the Plan to the “Plan” shall mean the Plan as amended by this amendment.
5. Except as specifically set forth herein, all of the terms, conditions and all other provisions of the Plan remain in full force and effect.
A-1

Annex B
AEVA TECHNOLOGIES, INC.
2022 EMPLOYEE STOCK PURCHASE PLAN
1. Purpose. The purpose of the Plan is to provide Eligible Employees with an opportunity to purchase shares of Common Stock through accumulated Contributions. The Company intends for the Plan to have two components: a Code Section 423 Component (“423 Component”) and a non-Code Section 423 Component (“Non-423 Component”). The Company intends to have the 423 Component of the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the 423 Component, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. In addition, the Plan authorizes the grant of an option to purchase shares of Common Stock under the Non-423 Component that does not qualify as an “employee stock purchase plan” under Section 423 of the Code; such an option will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for Eligible Employees and the Company. Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
2. Definitions.
(a) “423 Component” is defined in Section 1 of the Plan.
(b) “Administrator” means the Committee or the Board, or, subject to the rules and interpretive determinations promulgated by the Committee, any officer(s) or employee(s) of the Company to whom the Committee has delegated the authority to handle the operation and administration of the Plan. The Administrator also shall include any third-party vendor or broker/administrator hired by the Committee to assist with the day-to-day operation and administration of the Plan.
(c) “Affiliate” means any entity, other than a Subsidiary, that is an “affiliate” within the meaning of Rule 12b-2 promulgated under Section 12 of the Exchange Act.
(d) “Applicable Laws” means the requirements relating to the administration of equity-based awards and the related issuance of shares of Common Stock under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable securities and exchange control laws of any foreign country or jurisdiction where options are, or will be, granted under the Plan.
(e) “Board” means the Board of Directors of the Company.
(f) “Change in Control” shall have the meaning given such term in the Aeva Technologies Inc. 2021 Incentive Award Plan or any successor plan thereto, in each case, as amended and/or restated from time to time.
(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended. References to a specific Section of the Code or U.S. Treasury Regulation thereunder will include such Section or regulation, any valid regulation or other official applicable guidance promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
(h) “Committee” means the Compensation Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer the Plan in whole or in part, including any subcommittee of the Board as designated by the Board in accordance with Section 14 hereof.
(i) “Common Stock” means the common stock of the Company, $0.0001 par value per share (and any stock or other securities into which such Common Stock may be converted or into which it may be exchanged).
(j) “Company” means Aeva Technologies, Inc., a Delaware corporation, and any successor thereto.
(k) “Compensation” means an Eligible Employee’s base salary or hourly wages. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period.
(l) “Contributions” means the payroll deductions and other additional payments that the Company may permit to be made by a Participant to fund the exercise of options granted pursuant to the Plan.

(m) “Designated Company” means any Subsidiary or Affiliate that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Companies; provided, that at any given time, a Subsidiary that is a Designated Company under the 423 Component shall not be a Designated Company under the Non-423 Component.
(n) “Eligible Employee” means any individual who is a common law employee providing services to the Company or a Designated Company and has completed at least five (5) consecutive calendar months of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion). For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence that the Employer approves or is legally protected under applicable laws. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date in an Offering, determine (for each Offering under the 423 Component, on a uniform and nondiscriminatory basis or as otherwise permitted by Treasury Regulation Section 1.423-2) that the definition of Eligible Employee will or will not include an individual if he or she: (i) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (ii) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to the disclosure requirements of Section 16(a) of the Exchange Act; provided, that the exclusion is applied with respect to each Offering under the 423 Component in an identical manner to all highly compensated employees of the Employer whose employees are participating in that Offering. Each exclusion shall be applied with respect to an Offering under a 423 Component in a manner complying with U.S. Treasury Regulation Section 1.423-2(e)(2)(ii). Such exclusions may be applied with respect to an Offering under the Non-423 Component without regard to the limitations of Treasury Regulation Section 1.423-2.
(o) “Employer” means the employer of the applicable Eligible Employee(s).
(p) “Enrollment Date” means the first Trading Day of each Offering Period.
(q) “Enrollment Window” is defined in Section 5(a) of the Plan.
(r) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(s) “Exercise Date” means the last Trading Day of each Purchase Period.
(t) “Fair Market Value” means, on a given date: (i) if the Common Stock is listed on a national securities exchange, the closing sales price of the Common Stock reported on the primary exchange on which the Common Stock is listed and traded on such date, or, if there are no such sales on that date, then on the last preceding date on which such sales were reported; (ii) if the Common Stock is not listed on any national securities exchange but is quoted in an inter-dealer quotation system on a last-sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system on a last-sale basis, the amount determined by the Board in good faith to be the fair market value of the Common Stock.
(u) “Fiscal Year” means the fiscal year of the Company.
(v) “New Exercise Date” means a new Exercise Date if the Administrator shortens any Offering Period then in progress.
(w) “Non-423 Component” is defined in Section 1 of the Plan.
(x) “Offering” means an offer under the Plan of an option that may be exercised during an Offering Period as further described in Section 4 of the Plan. For purposes of the Plan, the Administrator may designate separate Offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Employers will participate, even if the dates of the applicable Offering Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by U.S. Treasury Regulation Section 1.423-2(a)(1), the terms of each Offering need not be identical; provided, that the terms of the Plan and an Offering together satisfy U.S. Treasury Regulation Section 1.423-2(a)(2) and (a)(3).
(y) “Offering Periods” means the periods of approximately six (6) months or such other period or periods set by the Administrator during which an option may be granted pursuant to the Plan and may be exercised, as determined under Section 4 of the Plan. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 20 of the Plan.
(z) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
(aa) “Participant” means an Eligible Employee that participates in the Plan.
(bb) “Person” means an individual, entity or group.
(cc) “Plan” means this Aeva Technologies, Inc. 2022 Employee Stock Purchase Plan.
(dd) “Purchase Period” means, unless changed by the Administrator, the approximately six (6) month period commencing after one Exercise Date and ending with the next Exercise Date. Unless otherwise determined by the Administrator, the Purchase Period will have the same duration and coincide with the length of the Offering Period.
(ee) “Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, that the Purchase Price may be determined for subsequent Offering Periods by the Administrator subject to compliance with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule) or pursuant to Section 20 of the Plan.
(ff) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(gg) “Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.
(hh) “U.S. Treasury Regulations” means the Treasury regulations of the Code. References to a specific Treasury Regulation or Section of the Code shall include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.
3. Eligibility.
(a) First Offering Period. Any individual who is an Eligible Employee immediately prior to the first Offering Period will be automatically enrolled in the first Offering Period, subject to the provisions of Section 5 of the Plan.
(b) Subsequent Offering Periods. Any Eligible Employee on a given Enrollment Date following the first Offering Period will be eligible to participate in the Plan, subject to the requirements of Section 5 of the Plan.
(c) Non-U.S. Employees. Eligible Employees who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they also are citizens or residents of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from participation in the Plan or an Offering if the participation of such Eligible Employees is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or an Offering to violate Section 423 of the Code. In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in the Plan or an Offering if the Administrator has determined that participation of such Eligible Employee is not advisable or practicable.
(d) Limitations. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other Person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate that exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations thereunder.
4. Offering Periods.
(a) Frequency and Duration. The Administrator may establish Offering Periods of such frequency and duration as it may from time to time determine as appropriate.
(b) First Offering Period. The first Offering Period under the Plan shall commence on the date determined by the Administrator and shall end on the last Trading Day on or immediately preceding the August 31st or the February 28th/29th that next occurs after the commencement of the first Offering Period.
(c) Successive Offering Periods. Unless the Administrator determines otherwise, following the completion of the first Offering Period, a new Offering Period shall commence on the first Trading Day on or following March 1 and September 1 of each calendar year and end on or following the last Trading Day on or immediately preceding August 31 and February 28, respectively, approximately six (6) months later.
(d) Additional Offering Periods. At the discretion of the Administrator, additional Offering Periods may be conducted under the Plan. Such additional Offering Periods may, but need not, qualify under Section 423 of the Code. The Administrator shall determine the commencement and duration of each additional Offering Period, and additional Offering Periods may be consecutive or overlapping. The other terms and conditions of each additional Offering Period shall be those set forth in the Plan document, with such changes or additional features as the Administrator determines necessary to comply with Section 423 of the Code (or any successor rule or provision or any other Applicable Law, regulation or stock exchange rule). The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future Offerings without stockholder approval.
(e) Offering Period Limit. No Offering Period may last more than twenty-seven (27) months.
(f) Applicable Offering Period. For purposes of calculating the Purchase Price, the applicable Offering Period shall be determined as follows: Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (x) the end of such Offering Period, or (y) the end of his or her participation under Section 10 of the Plan.
5. Participation.
(a) First Offering Period. An Eligible Employee will be entitled to continue to participate in the first Offering Period pursuant to Section 3(a) of the Plan only if such individual submits a subscription agreement authorizing Contributions in a form determined by the Administrator to the Company’s designated third-party broker/plan administrator (i) no earlier than the effective date of the Form S-8 registration statement that registers the offer and sale of Common Stock under the Plan and (ii) no later than ten (10) business days following the effective date of such S-8 registration statement or such other period of time as the Administrator may determine (the “Enrollment Window”).
(b) Subsequent Offering Periods. Once an Eligible Employee begins participation in an Offering Period, then such Eligible Employee will automatically participate in each subsequent Offering Period unless the Eligible Employee withdraws or is deemed to withdraw from this Plan or terminates further participation in an Offering Period as set forth in Section 10 below. An Eligible Employee who is continuing participation pursuant to the immediately preceding sentence is not required to file any additional subscription agreement in order to continue participation in this Plan; during each subsequent Offering Period an Eligible Employee who is not continuing participation pursuant to the immediately preceding sentence is required to file a subscription agreement prior to the commencement of the Offering Period (or such earlier date as the Administrator may determine) to which such agreement relates in order to participate in such Offering Period.

6. Contributions.
(a) At the time a Participant enrolls in the Plan pursuant to Section 5 of the Plan, he or she will elect to have Contributions (in the form of payroll deductions or otherwise, to the extent permitted by the Administrator) made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation, which he or she receives on each pay day during the Offering Period (for illustrative purposes, should a pay day occur on an Exercise Date, a Participant will have any payroll deductions made on such day applied to his or her account under the then-current Purchase Period or Offering Period). The Administrator, in its sole discretion, may permit all Participants in a specified Offering to contribute amounts to the Plan through payment by cash, check or other means set forth in the subscription agreement prior to each Exercise Date of each Purchase Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.
(b) In the event Contributions are made in the form of payroll deductions, such payroll deductions for a Participant will commence on the first day of the payroll cycle following the Enrollment Date and will end on the last pay day prior to the Exercise Date of such Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof or suspended by the Participant as provided in Section 6(d) hereof; provided, that for the first Offering Period, payroll deductions will commence on the first day of the payroll cycle following the end of the Enrollment Window.
(c) All Contributions made for a Participant will be credited to his or her account under the Plan, and Contributions will be made in whole percentages of Compensation only. A Participant may not make any additional payments into such account.
(d) A Participant may discontinue his or her participation in the Plan as provided in Section 10 of the Plan. If permitted by the Administrator, as determined in its sole discretion, a Participant may, on a single occasion, either reduce his or her rate of Contribution during, or suspend his or her Contributions for the remainder of, an on-going Offering Period by filing with the Company’s designated third-party broker/plan administrator a new authorization for payroll deductions, with the new rate of Contribution, or suspension of Contributions, to become effective as soon as reasonably practicable and continuing for the remainder of the Offering Period. If a Participant suspends his or her Contributions at any time during an Offering Period, such Participant’s cumulative Contributions prior to such suspension shall be used to purchase shares on the next occurring Exercise Date unless such Participant discontinues his or her participation in the Plan as provided in Section 10 of the Plan prior to such Exercise Date.
(e) To the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(d) hereof, a Participant’s Contributions may be decreased to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(d) hereof, Contributions will recommence at the rate originally elected by the Participant effective as of the beginning of the first Purchase Period scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 10 of the Plan.
(f) Notwithstanding any provisions to the contrary in the Plan, the Administrator may allow Eligible Employees to participate in the Plan via cash contributions instead of payroll deductions if (i) payroll deductions are not permitted under applicable local law, (ii) the Administrator determines that cash contributions are permissible under Section 423 of the Code or (iii) for Participants participating in the Non-423 Component.
(g) At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of (or any other time that a taxable event related to the Plan occurs), the Participant must make adequate provision for the Company’s or the Employer’s federal, state, local or any other tax liability payable to any authority including taxes imposed by jurisdictions outside of the U.S., national insurance, social security or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock (or any other time that a taxable event related to the Plan occurs). At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding obligations, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee. In addition, the Company or the Employer may, but will not be obligated to, withhold from the proceeds of the sale of Common Stock or any other method of withholding the Company or the Employer deems appropriate to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).

7. Grant of Option. On the Enrollment Date of an applicable Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided, that in no event will an Eligible Employee be permitted to purchase during each Purchase Period shares of Common Stock with a value greater than $12,500, or during any one year period, shares of Common Stock with a value greater than $25,000; provided, further, that such purchase will be subject to the limitations set forth in Sections 3(d) and 13 of the Plan. The Eligible Employee may accept the grant of such option (i) with respect to the first Offering Period by submitting a properly completed subscription agreement in accordance with the requirements of Section 5 of the Plan on or before the last day of the Enrollment Window, and (ii) with respect to any subsequent Offering Period under the Plan, by continuing to (or electing to, as applicable) participate in the Plan in accordance with the requirements of Section 5 of the Plan. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period of an Offering Period or during any one-year period. Exercise of the option will occur as provided in Section 8, unless the Participant has withdrawn pursuant to Section 10 of the Plan. To the extent not otherwise exercised in full, the option will expire on the last day of the Offering Period.
8. Exercise of Option.
(a) Unless a Participant withdraws from the Plan as provided in Section 10 of the Plan, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated Contributions from his or her account. No fractional shares of Common Stock will be purchased; any Contributions accumulated in a Participant’s account, which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant. Any other funds left over in a Participant’s account after the Exercise Date will also be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.
(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or (y) provide that the Company will make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 of the Plan. The Company may make a pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date.
9. Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 9.

10. Withdrawal.
(a) A Participant may withdraw all but not less than all the Contributions credited to his or her account and not yet used to exercise his or her option under the Plan at any time prior to the last thirty (30) days of the applicable Offering Period by (i) submitting to the Company’s stock administration office (or its designee) a written notice of withdrawal in the form determined by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure determined by the Administrator; provided, that a Participant may not withdraw during any blackout period applicable to such Participant. All of the Participant’s Contributions credited to his or her account will be paid to such Participant promptly and as soon as administratively feasible after receipt of notice of withdrawal by the Company’s stock administration office (or its designee) and such Participant’s option for the Offering Period will be automatically terminated, and no further Contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, Contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan by submitting a subscription agreement to the Company’s designated third-party broker/plan administrator prior to the commencement of such succeeding Offering Period.
(b) A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
11. Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the Person or Persons entitled thereto under Section 15 of the Plan, and such Participant’s option will be automatically terminated. Unless determined otherwise by the Administrator in a manner that, with respect to an Offering under the 423 Component, is permitted by, and compliant with, Section 423 of the Code, a Participant whose employment transfers between entities through a termination with an immediate rehire (with no break in service) by the Company or a Designated Company shall not be treated as terminated under the Plan; provided, however, that no Participant shall be deemed to switch from an Offering under the Non-423 Component to an Offering under the 423 Component or vice versa unless (and then only to the extent) such switch would not cause the 423 Component or any Option thereunder to fail to comply with Section 423 of the Code.
12. Interest. No interest will accrue on the Contributions of a Participant in the Plan, except as may be required by Applicable Law, as determined by the Company, and if so required by the laws of a particular jurisdiction, shall, with respect to Offerings under the 423 Component, apply to all Participants in the relevant Offering, except to the extent otherwise permitted by U.S. Treasury Regulation Section 1.423-2(f).
13. Stock.
(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the aggregate number of shares of Common Stock available for the issuance of shares pursuant to the Plan shall be no more than 1,831,812 shares, which number shall be automatically increased on the first day of each Fiscal Year following the Fiscal Year in which the Effective Date falls in an amount equal to the lesser of (x) 5% of the total number of all classes of Common Stock outstanding on the last day of the immediately preceding Fiscal Year and (y) a lower number of shares of Common Stock as determined by the Board. Notwithstanding anything in this Section 13(a) to the contrary, the number of shares of Common Stock that may be issued or transferred pursuant to the rights granted under the 423 Component of the Plan shall not exceed an aggregate of 36,636,240 shares, subject to Section 19.
(b) Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.
(c) Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.

14. Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. To the extent not prohibited by Applicable Laws, the Committee may, from time to time, delegate some or all of its authority under the Plan to the Administrator as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. For purposes of the Plan, all references to the Committee will be deemed to refer to the Administrator to whom the Committee delegates authority pursuant to this Section 14. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to designate separate Offerings under the Plan, to designate Subsidiaries and Affiliates as participating in the 423 Component or Non-423 Component, to determine eligibility, to adjudicate all disputed claims filed under the Plan and to establish such procedures that it deems necessary for the administration of the Plan (including, without limitation, to adopt such procedures and sub-plans as are necessary or appropriate to permit the participation in the Plan by employees who are foreign nationals or employed outside the U.S., the terms of which sub-plans may take precedence over other provisions of the Plan, with the exception of Section 13(a) hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan). Unless otherwise determined by the Administrator, the employees eligible to participate in each sub-plan will participate in a separate Offering and will be in the Non-423 Component, unless such designation would cause the 423 Component to violate the requirements of Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of Contributions, making of Contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates that vary with applicable local requirements. The Administrator also is authorized to determine that, to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f), the terms of an option granted under the Plan or an Offering to citizens or residents of a non-U.S. jurisdiction will be less favorable than the terms of options granted under the Plan or the same Offering to employees resident solely in the U.S. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.
15. Designation of Beneficiary.
(a) If permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, if permitted by the Administrator, a Participant may file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.
(b) Such designation of beneficiary may be changed by the Participant at any time by notice to the Company’s stock administration office (or its designee) in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other Person as the Company may designate.
(c) All beneficiary designations will be in such form and manner as the Administrator may designate from time to time. Notwithstanding Sections 15(a) and (b) above, the Company and/or the Administrator may decide not to permit such designations by Participants in non-U.S. jurisdictions to the extent permitted by U.S. Treasury Regulation Section 1.423-2(f).
16. Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17. Use of Funds. The Company may use all Contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such Contributions except under Offerings or for Participants in the Non-423 Component for which Applicable Laws require that Contributions to the Plan by Participants be segregated from the Company’s general corporate funds and/or deposited with an independent third party.
18. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees at least annually, which statements will set forth the amounts of Contributions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.
19. Adjustments, Dissolution, Liquidation, Merger or Change in Control.
(a) Adjustments. In the event that any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan that has not yet been exercised, and the numerical limits of Sections 7 and 13 of the Plan. For the avoidance of doubt, the Committee may not delegate its authority to make adjustments pursuant to this Section 19(a).
(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Company’s stock administration office (or its designee) will notify each Participant in writing or electronically, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
(c) Merger or Change in Control. In the event of a merger or Change in Control, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date on which such Offering Period shall end. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Company’s stock administration office (or its designee) will notify each Participant in writing or electronically prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.
20. Amendment or Termination.
(a) The Board or the Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Board or the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 19 hereof). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts that have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under Applicable Laws, as further set forth in Section 12 hereof) as soon as administratively practicable.

(b) Without stockholder consent and without limiting Section 20(a) hereof, the Administrator will be entitled to change the Offering Periods or Purchase Periods, designate separate Offerings, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit Contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed Contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable that are consistent with the Plan.
(c) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i) amending the Plan to conform with the safe harbor definition under the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto), including with respect to an Offering Period underway at the time;
(ii) altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
(iii) shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
(iv) reducing the maximum percentage of Compensation a Participant may elect to set aside as Contributions; and
(v) reducing the maximum number of shares of Common Stock a Participant may purchase during any Offering Period or Purchase Period.
Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.
21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received by the Company’s stock administration office (or its designee) in the form and manner specified by the Company’s stock administration office (or its designee)at the location, or by the Person, designated by the Company’s stock administration office (or its designee) for the receipt thereof.
22. Conditions Upon Issuance of Shares.
(a) Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b) As a condition to the exercise of an option, the Company may require the Person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.
23. Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data about the Participant and the Participant’s participation in the Plan.

24. Code Section 409A. The 423 Component of the Plan is exempt from the application of Code Section 409A and any ambiguities herein will be interpreted to so be exempt from Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Administrator determines that an option granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause an option under the Plan to be subject to Code Section 409A, the Administrator may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Code Section 409A, but only to the extent any such amendments or action by the Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Administrator with respect thereto. The Company makes no representation that the option to purchase Common Stock under the Plan is compliant with Code Section 409A.
25. Term of Plan. The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company (the “Effective Date”). It will continue in effect for a term of ten (10) years, unless sooner terminated under Section 20 of the Plan.
26. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
27. Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice-of-law provisions).
28. No Right to Employment. Participation in the Plan by a Participant shall not be construed as giving a Participant the right to be retained as an employee of the Company or a Subsidiary or Affiliate, as applicable. Furthermore, the Employer may dismiss a Participant from employment at any time, free from any liability or any claim under the Plan.
29. Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal, or unenforceable for any reason in any jurisdiction or as to any Participant, such invalidity, illegality or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as to such jurisdiction or Participant as if the invalid, illegal or unenforceable provision had not been included.
30. Compliance with Applicable Laws. The terms of the Plan are intended to comply with all Applicable Laws and will be construed accordingly.
31. Jurisdiction; Waiver of Jury Trial. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

SCAN TO
VIEW MATERIALS & VOTE

AEVA TECHNOLOGIES, INC.
555 ELLIS ST.
MOUNTAIN VIEW, CA 94043

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on November 17, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AEVA2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on November 17, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D91735-P80413 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AEVA TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Director

Nominee:	For	Withhold
1a. Erin L. Polek	☐	☐

The Board of Directors recommends you vote "FOR" the following proposals:	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm.	☐	☐	☐
3. Approve Amendment No. 1 to our 2021 Incentive Award Plan.	☐	☐	☐
4. Approve the Employee Stock Purchase Plan.	☐	☐	☐
5. Approve, by non-binding vote, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote "3 YEARS" on the following proposal:	1 Year	2 Years	3 Years	Abstain
6. Recommend, by non-binding vote, the frequency of votes on the compensation of our named executive officers.	☐	☐	☐	☐

NOTE: Shareholders will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and 10K-A are available at www.proxyvote.com.

D91736-P80413

AEVA TECHNOLOGIES, INC.
Annual Meeting of Shareholders
November 18, 2022 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Mina Rezk and Soroush Salehian Dardashti, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Aeva Technologies, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Pacific Time on Friday, November 18, 2022, virtually at www.virtualshareholdermeeting.com/AEVA2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3, 4, 5 AND 3 YEARS ON PROPOSAL 6.

Continued and to be signed on reverse side